Exhibit 10.1

DESIGNATION RIGHTS AGREEMENT FOR THE PURCHASE OF CERTAIN DESIGNATION RIGHTS RELATING TO REAL ESTATE AND LEASEHOLD INTERESTS OF CHI-CHI’S, INC. by OS REALTY, INC. Dated as of August _______, 2004

Table of Contents

Exhibit A                      Seller Entities
Exhibit B                      Form of Designation Order
Exhibit C                      Form of Guaranty

Schedule A                   Fee Properties; Ground Leases
Schedule A-1               Sale-Leaseback Properties
Schedule B                   Building and Land Leases
Schedule 7.4                Correspondence Related to Partial Taking of Unit 31
Schedule 11.2              Seller’s Calculation of the Pre-petition Cure Amounts Owed on Account of Each Lease
Schedule 12.26            Payments Received by Seller on Account of the Bridge Note; the Balance Due on Account of the Bridge Note; and the Maturity Date of the Bridge Note.
Schedule 12.26A          PM Note Balances Due

DESIGNATION RIGHTS AGREEMENT

THIS DESIGNATION RIGHTS AGREEMENT, dated as of August ______, 2004, between those entities listed on Exhibit A attached hereto, debtors and debtors-in-possession operating under Chapter 11 of the Bankruptcy Code (collectively, “Seller”), and OS REALTY, INC., a Florida corporation (“Purchaser”).

RECITALS

Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code (as defined below) on October 8, 2003.  Since that time Seller has remained in possession of its property and has continued to operate its business pursuant to Sections 1107 and 1108 of the Bankruptcy Code.  Seller’s Chapter 11 cases are currently pending before the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) and have been jointly administered as Case No. 03-13063 (CGC)(the “Bankruptcy Case”).

Purchaser desires to purchase, and Seller desires to sell, the Designation Rights (as hereinafter defined) upon the terms and subject to the conditions set forth in this Agreement.

Purchaser submitted that certain Designation Rights Agreement dated July 23, 2004 as a qualified bid in the Bankruptcy Case.  This Agreement shall supercede the July 23, 2004 Designation Rights Agreement in all respects.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following designated meanings:

“Affected Lease Party” has the meaning set forth in Section 2.2(c) hereof.

“Affected Real Estate Party” has the meaning set forth in Section 2.2(d) hereof.

“Agreement” means this Designation Rights Agreement, including the exhibits and the schedules attached hereto.

“Allowed Administrative Claim” has the meaning set forth in Section 2.5(b)(vii).

“Authorized Officer” of any Person means the chief executive officer, the president, any vice president or any secretary of such Person.

“Bankruptcy Case” has the meaning set forth in the recitals hereof.

“Bankruptcy Code” means Title 11 and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

“Bankruptcy Court” has the meaning set forth in the recitals hereof.

“Carrying Costs” has the meaning set forth in Section 2.6(a) hereof.

“Closing” has the meaning set forth in Section 3.1 hereof.

“Closing Date” means the first business day following the satisfaction or waiver (by the party entitled to waive the conditions) of all conditions to Closing set forth in Article V and Article VI, unless otherwise agreed by the parties.

“Committee” means the official committee of unsecured creditors appointed in the Bankruptcy Case, provided that such term shall be deemed deleted from this Agreement as of the date that the Committee is dissolved (and, to the extent the Committee’s rights under this Agreement are assigned, the term “Committee” shall be deemed to include such assignee).

“Contract Properties” has the meaning set forth in Section 2.7 hereof.

“Designated Cure Amount” has the meaning set forth in Section 11.2 hereof.

“Designation Order” means the order to be entered by the Bankruptcy Court substantially in the form of the order attached hereto as Exhibit B with such changes as shall be satisfactory in form and substance to each of Purchaser, Seller and the Committee.

“Designation Period” has the meaning set forth in Section 2.2(a) hereof.

“Designation Rights” has the meaning set forth in Section 2.2(a) hereof.

“Designee” means any Person Purchaser identifies and designates to purchase any Real Estate or assume any Lease pursuant to Section 2.2 hereunder which shall include, without limitation, the Purchaser, any Purchaser Affiliate, any third-party, or any other Person identified by Purchaser making a competing or alternative offer for such Real Estate or Lease.

"Election" has the meaning set forth in Section 6.2(b) hereof.

“Escrow Account” has the meaning set forth in Section 2.5(b)(i) hereof.

“Escrow Agent” has the meaning set forth in Section 2.5(b)(i) hereof.

“Escrowed Proceeds” has the meaning set forth in Section 2.5(b)(i) hereof.

“Extension Period” has the meaning set forth in Section 2.2(b) hereof.

“Final Order” shall mean an order of the Bankruptcy Court (a) which has not been reversed, vacated or stayed, and the time to file an appeal or a motion to reconsider has expired and/or has not been extended, or (b) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted.

“FFE” shall mean any furniture, fixtures and equipment owned by Seller and located at any of the Properties.

“Good Faith Deposit” has the meaning set forth in Section 2.5(a).

“Guarantor” means Outback Steakhouse, Inc., a Delaware corporation.

“Guaranty” means a written guaranty, substantially in the form of Exhibit C attached hereto, pursuant to which the Guarantor guarantees the payment to Seller of the Purchase Price and Purchaser’s full and prompt performance of all obligations hereunder.

“Leased Premises” means the real property demised by the Leases.

“Leases” means the interest of Seller, as tenant, subtenant or otherwise, in the leases, ground leases, subleases and other instruments and agreements, together with all amendments, modifications and supplements thereto (if any), for the Leased Premises described on Schedule A and Schedule B hereto or as described in Section 12.26(d) hereof, and all rights and interests of Seller relating thereto, whether held directly by Seller or indirectly through an agent or nominee (including but not limited to all purchase options, renewal options, rights of first refusal and expansion rights, if any).

“Liens” has the meaning set forth in Section 7.4 hereof.

“Liquor Licenses” means the licenses granted to Seller to sell alcoholic beverages at each Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, trust, union, association, court, agency, government, tribunal, instrumentality, or other entity or authority.

“Permitted Exceptions” means, collectively:  (a) all applicable zoning and building laws, restrictions, regulations and ordinances, provided they do not materially impair the use of the Properties for their existing uses and purposes or materially and adversely affect the value of a Property; (b) encroachments, if any on any street or highway; (c) the state of facts that would be shown on an accurate survey or from a personal inspection of the Properties provided such facts would not materially impair the use of the Properties for their existing uses and purposes nor materially and adversely affect the value of a Property; (d) real estate taxes, and water and sewer charges and other similar charges which are not yet due and payable prior to the date of the Closing (subject to apportionments as provided for in this Agreement); (e) easements and rights of public utilities, which do not prevent in any material way, prohibit or materially impair or interfere with the use of the Properties for their existing uses and purposes nor materially and adversely affect the value of a Property; (f) covenants, conditions and restrictions of record which do not prevent in any material way, prohibit or materially impair the use of the Properties for their existing uses and purposes nor materially and adversely affect the value of a Property; and (g) monetary liens for which the provision for payment in the form of an escrow has been made to the satisfaction of a title insurer and Purchaser.

“Plan” has the meaning set forth in Section 2.3(b) hereof.

“Post Closing Operations Period” has the meaning set forth in Section 2.6(c) hereof.

“Proration Items” has the meaning set forth in Section 10.2(a) hereof.

“Properties” means, collectively, the properties set forth on Schedule A, Schedule A-1, and Schedule B attached hereto and made a part hereof.

“Property Closing” has the meaning set forth in Section 3.2(c) hereof.

“Property Closing Conditions” has the meaning set forth in Section 2.2(c) hereof.

“Property Closing Date” means (i) with respect to the Real Estate and Leases to which no objection has been received (or where an objection has been received and has been consensually resolved or withdrawn or which does not prohibit or otherwise affect a Property Closing), ten (10) days following receipt of written notice from Purchaser to Seller of the identity of the Designee for the particular Property (or such other date as may be agreed to by Seller and Purchaser), provided that no stay pending appeal or other injunction against such Property Closing is in effect, and (ii) with respect to each of the Properties to be sold to a Designee where an objection is filed and not consensually resolved or withdrawn or which does not prohibit or otherwise affect a Property Closing, on the first (1st) business day following the date that the Sale Order approving such sale or assignment has been entered provided that the Sale Order contains protections and findings under Section 363(m) of the Bankruptcy Code for the benefit of a Designee(s) and no stay of the Sale Order is in effect (or such other date as Seller and Purchaser may agree).

“Purchase Price” has the meaning set forth in Section 2.5(a) hereof.

“Purchase Price Reduction” means, with respect to any particular Real Estate or any particular Lease, the amount of the Purchase Price to be allocated to such Real Estate or such Lease as agreed upon by Seller, the Committee and Purchaser for the Properties.  If no mutual agreement is reached, then the Purchase Price Reduction shall mean the amount of the reduction to the Purchase Price as determined by the Bankruptcy Court.

“Purchaser Affiliate” means a Person controlling, controlled by, under common control or is affiliated with Purchaser; “control,” as so used, shall mean the ability to control the voting rights or management rights of such Person.

“REA” means any applicable Lease, reciprocal easement, operating or similar agreements relating to the Properties.

“Real Estate” has the meaning set forth in Section 2.1(b) hereof or as described in Section 12.26(c) hereof.

“Sale-Leaseback Properties” are the Properties set forth on Schedule A-1 hereto together with any and all leases, mortgages, agreements, and promissory notes related thereto as described in Section 12.26 hereof.

“Sale Order” means an order or orders of the Bankruptcy Court which may be entered from time to time approving the sale of any Real Estate, or the assumption and assignment of a Lease, to a Designee, if required after an appropriate objection is filed, and containing terms mutually satisfactory to Purchaser and Seller.

Rules of Construction.  For purposes of this Agreement:  (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) any reference in this Agreement to a contract, instrument, release, or other agreement or document being in a particular form or on particular terms and conditions means that such contract, instrument, release, or other agreement or document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in this Agreement to an existing document or Exhibit means such document or Exhibit as it may have been or may be amended, modified or supplemented; (d) if this Agreement’s description of the terms of an Exhibit is inconsistent with the terms of the Exhibit, the terms of the Exhibit shall control; (e) unless otherwise specified, all references in this Agreement to Sections and Exhibits are references to Sections and Exhibits of or to this Agreement; (f) unless the context requires otherwise, the words "herein," "hereunder" and "hereto" refer to this Agreement in its entirety rather than to a particular Section or subsection of this Agreement; (g) any phrase containing the term "include" or "including" shall mean including without limitation; and (h) all of the Exhibits referred to in this Agreement shall be deemed incorporated herein by such reference and made a part hereof for all purposes.

ARTICLE II

THE TRANSACTION

2.1       Purchase and Sale of Designation Rights and Properties.

            (a)        On the terms and subject to the conditions contained in this Agreement and the Designation Order, on the Closing Date, Purchaser shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Purchaser, pursuant to Sections 105, 363, and 365 of the Bankruptcy Code, the Designation Rights for all of the Properties, FFE, and Liquor Licenses free and clear of all Liens of any kind whatsoever to the fullest extent permissible pursuant to the Bankruptcy Code, but subject to Permitted Exceptions.

            (b)        During the Designation Period, and on the terms and subject to the conditions contained in this Agreement and the Designation Order, on each Property Closing Date for each Property Closing, Seller shall sell, convey, assign, transfer and deliver to a Designee, free and clear of all Liens, other than Permitted Exceptions, all of Seller’s right, title and interest in, to and under the applicable real property owned by Seller, including the land, building improvements thereon, all plumbing, electrical, mechanical, heating and air conditioning equipment and systems owned by Seller that are permanently attached to the real estate, and all easements, licenses, rights-of-way, permits and other appurtenances thereto and all renewal options, purchase options, rights of first refusal and expansion rights relating thereto, if any (including Seller’s rights in and to public streets, whether or not vacated and existing third-party warranties relating thereto, if any, and to the extent assignable), whether held by Seller directly or through a nominee (collectively, the "Real Estate").  In addition, during the Designation Period, upon the direction of Purchaser,

  Seller shall sell, assign and convey to a Designee, its rights under the Leases, including any ground leases (and conveying all improvements located on the properties which are ground leased).  As part of the sale or conveyance of the Properties to a Designee, Purchaser shall have the right to sell the FFE and the Liquor Licenses to such Designee or otherwise.  Purchaser shall have the right to sell, assign, or otherwise transfer Seller’s right, title, and interest in the following three items separately from each other with regard to its rights to designate, or exclude: (1) Properties and/or Leases, (2) FFE, and (3) Liquor Licenses; provided, however, that Purchaser shall not exclude or designate these items in a manner that would leave the Seller with only the FFE with respect to any Property or Lease.

            (c)        Seller has no rights, monetary or otherwise, respecting the future sales or dispositions of the Properties, including any proceeds derived from the Properties, all of which shall be retained by Purchaser for its own account; except with respect to Properties excluded by Purchaser pursuant to Section 2.4 below, Leases which revert to Seller pursuant to Section 2.7 below, and the Southgate, Michigan property if excluded by Seller pursuant to Section 12.23 below, but subject to Purchaser’s right to retain the FFE and/or the Liquor Licenses under Section 2.1(b) above.

2.2       Designation Rights.

            (a)        During the Designation Period, Purchaser shall have the sole, exclusive, and continuing right to select, identify and designate (on one or more occasions):  (i) which Real Estate shall be conveyed, and to whom, (ii) which Leases shall be assumed and assigned (including to a landlord a Lease which may involve terminating a Lease in lieu of assigning a Lease to a landlord), and to whom, and (iii) which Properties shall be excluded from the transaction (all of which rights are referred to herein as the “Designation Rights”).  Purchaser’s Designation Rights for the Real Estate and the Sale-Leaseback Properties shall expire (unless extended by further order of the Bankruptcy Court) on the date which is one year after the Closing Date and for the Leased Premises on the expiration of the Extension Period for the Leases (such time period applicable to each Property, being the “Designation Period”).  The Designation Rights conveyed to Purchaser hereunder shall include, among other things, the exclusive power to designate to a Designee (and to have Seller convey to such Designee) all rights, title, interests, options, contract rights and appurtenances of Seller in and to the following:  (x) the Properties, (y) the FFE, and (z) the Liquor Licenses.

            (b)        With respect to the assignment and assumption of the Leases, Seller has obtained an order of the Bankruptcy Court approving the extension of time to assume or reject the Leases for a period of up to the later of (i) nine (9) months after the Designation Order has been entered with the Bankruptcy Court or (ii) ninety (90) days after the Seller has ceased operating on the Properties (the “Extension Period”).

            (c)        Within five (5) business days of receipt of written notice from Purchaser to Seller as to a proposed assumption and assignment of a Lease to a Designee, Seller shall, consistent with Section 12.27 below, deliver a written notice to the parties set forth in Section 12.27 including, without limitation, the landlord for such Lease stating the identity of the Designee.  Simultaneously, Purchaser shall also provide documentation from the Designee to be delivered to the landlord relating to “adequate assurance of future performance” by the Designee as required by Section 365 of the Bankruptcy Code.  The Designation Order shall provide that the landlord (the “Affected Lease Party”) shall have ten (10) days after the delivery of Seller’s written notice hereunder to file with the Bankruptcy Court an objection to the proposed assignment of the Lease to a Designee.  If a timely and appropriate written objection is made, the Bankruptcy Court will hold a hearing and rule on the objection.  Seller and Purchaser shall use commercially reasonable efforts to have such objection overruled, provided, however, that, except as otherwise provided in Section 12.26, the costs and expenses of responding to any objection as to adequate assurance of future performance, and any appeal thereof and of litigating and/or settling any such objection shall constitute a Carrying Cost.  Any and all costs and expenses related to any litigation involving the cure amounts owed to landlords for any and all periods prior to the Closing Date shall be paid by Seller.  If the objection is overruled or withdrawn, the Property Closing shall occur on the Property Closing Date.  If the objection is upheld by the Bankruptcy Court, Purchaser shall retain the Designation Rights to such Property and the Purchase Price shall not be reduced (unless the failure to obtain an order overruling the objection was due to (i) a condition set forth in Section 6.2 of this Agreement not having been satisfied, (ii) any of representations of Seller contained in Section 7.4 and Section 12.26 of this Agreement as to the applicable Property not being then currently true and correct, (iii) Seller failing to take any material action required to be taken by Seller pursuant to this Agreement, in order to consummate the applicable Property Closing with respect to such Property, or (iv) Seller having taken any action which would prevent the applicable Property Closing from occurring in accordance with this Agreement (collectively, the “Property Closing Conditions”) and not due to any failure on the part of Purchaser, including the inability of a Designee to satisfy “adequate assurance” requirements of Section 365 of the Bankruptcy Code).  The Designation Order shall further provide that if no objection to the assumption and assignment is timely made, or such objection involves a “cure amount” or "cure issue” which, pursuant to the Designation Order, will not adversely affect the assignment of the Lease, the assumption and assignment shall be deemed effective and binding (without further Bankruptcy Court order) and the Affected Lease Party shall be deemed to have consented to the assumption and assignment and to have waived all objections (other than a landlord’s cure amounts) and Seller shall hold a closing for the assignment of the Lease to the Designee within fifteen (15) days after receipt of the above-noted designation notice from Purchaser to Seller.

            (d)        Within five (5) days after receipt of written notice from Purchaser to Seller as to a proposed sale of Real Estate to Purchaser or a Designee, Seller shall deliver a written notice to the non-Seller party to the REA (the “Affected Real Estate Party”), if any, setting forth the identity of the Designee who will acquire the Real Estate.  The Designation Order shall provide that such Affected Real Estate Party shall have ten (10) days to file with the Bankruptcy Court an objection to the proposed sale.  If a timely written objection is made, the Bankruptcy Court shall hold a hearing and rule on the objection.  Seller and Purchaser shall use commercially reasonable efforts to have such objection overruled, provided, however, that the costs and expenses of responding to any objection, and any appeal thereof and of litigating and/or settling any objections shall constitute a Carrying Cost.  If the objection is overruled or withdrawn, the Property Closing shall occur on the Property Closing Date.  If the objection is upheld by the Bankruptcy Court, Purchaser shall retain the Designation Rights to such Property and the Purchase Price shall not be reduced (unless the failure to obtain such order was due to a failure by Seller to satisfy a Property Closing Condition).  If no objection is timely made, the Affected Real Estate Party shall be deemed to have consented to the sale, and Seller shall hold a closing of the conveyance of the Real Estate to the Designee within fifteen (15) days after receipt of the above-noted designation notice from Purchaser to Seller or at such later time agreed upon by Purchaser and Designee.

            (e)        The Designation Order shall establish procedures for expedited discovery relating to any objections to the proposed designations of sales or assignments by Purchaser to its Designees.  Each of Seller, Purchaser and the applicable Designee shall use their best efforts to comply and shall fully cooperate with each other in the resolution of any objections to the proposed sale or the proposed assumption and assignment.

            (f)         After the Closing, Purchaser shall have the right, in its sole discretion, to direct Seller to hold one or more auctions for any of the Properties, the FFE, and/or the Liquor Licenses and to direct Seller to obtain one or more orders of the Bankruptcy Court approving any subsequent transfer or assignment of a Property, the FFE, and/or the Liquor Licenses to a Designee, provided, however, that all costs and expenses of such auctions and for reviewing, responding, litigating and settling any objections or responses which may be received in response to Purchaser's request for approval of the Sale Orders shall be deemed to be a Carrying Cost.

2.3       Alternate Designee; Plan.

            (a)        To the extent any Designee fails to close on any Real Estate,Purchaser shall have the right to direct Seller to convey such Real Estate directly to an alternate Designee and Purchaser shall retain all of its respective Designation Rights under this Agreement.

            (b)        Nothing herein shall preclude Seller from filing a plan of reorganization or of liquidation (collectively, the “Plan”) during the Designation Period for the Properties, the FFE, and the Liquor Licenses; provided that the Plan shall (i) contain provisions for the disposition of the Properties, the FFE and the Liquor Licenses, which shall be consistent with (and shall not reduce, limit or otherwise affect in any way) Purchaser’s Designation Rights and Purchaser’s rights in this transaction and with the terms of this Agreement, including but not limited to, Purchaser’s rights, if required hereunder, to seek a subsequent Sale Order for the benefit of any Designee; (ii) not be confirmed prior to the expiration of Purchaser’s Designation Rights hereunder as set forth in Section 2.7 below; and (iii) shall provide for the Purchaser’s filing on or before the confirmation hearing to consider such Plan of an estimated Allowed Administrative Claim as more fully set forth in Section 2.5(b)(vii).

2.4       Exclusion of Property.  Purchaser shall have the right to exclude any Property, FFE or Liquor License from this transaction at any time (including the right to exclude any Property, any FFE, and any Liquor License previously designated by Purchaser to be assigned or sold, as the case may be, to a Designee in the event a Property Closing Condition does not occur).  The Purchase Price shall not be reduced by such exclusion of any of the Properties unless such exclusion was a result of, or based upon, Seller’s failure to satisfy a Property Closing Condition or any action of Seller which caused any of the Property Closing Conditions not to be satisfied, in which case the Purchase Price shall be reduced by the Purchase Price Reduction.  Purchaser shall recover any Purchase Price Reduction pursuant to Section 2.5(b).  Purchaser shall have the right to exclude any of the Properties from this transaction with no reduction in the Purchase Price and Purchaser’s obligation to pay Carrying Costs for any such excluded Properties shall terminate on the date which is ten (10) days after Purchaser notifies Seller and the Committee that it is excluding any such Property from this transaction, provided, however, that the Bankruptcy Court permits Seller to reject leases upon ten (10) day notice and Seller shall use commercially reasonable efforts to cause the Bankruptcy Court to approve such ten (10) day rejection notice period.  In the event the Bankruptcy Court rules that Seller must provide for a period in excess of ten (10) days to reject leases, Purchaser will provide such additional notice period to exclude any Leases hereunder.   In the event Purchaser exercises its option to retain FFE at any excluded Property it will remove such FFE on or before the delivery of notice to Seller and the Committee as provided above.  Purchaser hereby agrees to exclude or designate at least 50% of the Properties listed on Schedule B attached hereto on or prior to September 15, 2004 unless Seller and Purchaser mutually agree to extend such date.  Additionally, Purchaser hereby agrees to use its best efforts to expedite the exclusion or designation of any Lease with a renewal or option exercisable between the Closing Date and the  Extension Period; provided, however, that the failure to exclude or designate any such Lease shall not constitute a breach hereunder by Purchaser.  Purchaser’s Carrying Cost obligations relating to an excluded Property shall terminate in accordance with the procedure set forth under Section 2.6.  In addition, within ten (10) days after Purchaser excludes any Properties hereunder, Escrow Agent shall disburse to Purchaser out of the Escrowed Proceeds a sum equal to the pro-rata amount (computed with the methodology described in Section 10.2 below) of any Carrying Cost paid by Purchaser in accordance with Section 2.6 below with respect to such excluded properties attributable to any periods subsequent to the date of exclusion of such Property hereunder.  At the time a Property is excluded as provided herein, (i) Purchaser shall retain the right to exercise the option to designate or exclude the FFE and/or Liquor Licenses associated with such excluded Property in accordance with Section 2.1(b) above (provided, however, that the designation or exclusion shall occur during the Designation Period), and (ii) all rights to market, sell, abandon in accordance with Section 554 of the Bankruptcy Code, assume, assign or reject such Property, except for the FFE and/or Liquor Licenses Purchaser elects to designate under Section 2.1(b) above (and all obligations relating thereto) shall terminate, and such rights shall revert to Seller.  Except for the FFE and/or Liquor Licenses Purchaser elects to retain under Section 2.1(b) above, after a Property has been excluded, Seller shall be entitled to retain all proceeds received from the disposition of such Properties.

2.5       Purchase Price.

            (a)        The Purchase Price shall be $42,500,000, payable in cash on the Closing Date adjusted by the Proration Items, and paid in part by application of the cash deposit previously delivered by Purchaser to Seller in the amount of $2.5 million (the “Good Faith Deposit”).

            (b)        Escrowed Proceeds and Allowed Administrative Claim.

                        (i)         Seller shall escrow the sum of $8,000,000 out of the Purchase Price paid at Closing (the “Escrowed Proceeds”) with Wilmington Trust Company, or such other entity mutually acceptable to Seller and Purchaser (the “Escrow Agent”). Upon receipt of the Escrowed Proceeds, the Escrow Agent shall deposit the Escrowed Proceeds into a non-IOTA interest-bearing account (the "Escrow Account") which shall be opened and maintained by the Escrow Agent in accordance with the terms of this Agreement, and the Escrow Agent shall be the only party authorized to make disbursements therefrom.  The Escrow Account shall be invested by the Escrow Agent in money market funds or other similarly liquid investments and shall not be commingled with other assets owned or held by the Escrow Agent.  The Escrow Agent shall forward copies of the monthly bank statements for the Escrow Account to the Seller and Purchaser when received by the Escrow Agent.

                        (ii)        Escrow Agent shall disburse the Escrowed Proceeds to Purchaser for the following items: (A) reimbursement of any pro-rated Carrying Costs paid on any Properties excluded by Purchaser pursuant to Section 2.4 above; (B) reimbursement of any Proration Items; (C) any Purchase Price Reductions; (D) as further provided in Section 12.27(a) below, reimbursement for any landlord indemnification claims paid by Purchaser; provided, however, that Escrow Agent shall not disburse more than $500,000 in the aggregate of the Escrowed Proceeds to Purchaser for landlord indemnification claims described in Section 12.27(a) and Purchaser hereby agrees and acknowledges that its’ sole and exclusive remedy with respect to any and all landlord indemnification claims under Section 12.27(a) below shall be reimbursement from the Escrowed Proceeds in an aggregate amount not to exceed $500,000; (E) reimbursement for any and all claims or settlements paid by Purchaser including all attorneys fees and costs, for any occurrence prior to the Property Closing Date including, without limitation, any occurrence with respect to or in any way related to Seller’s operations during the Post Closing Operations Period; and (F) reimbursement for the payment of any and all pre-Closing Date cure costs on any lease to be assumed and assigned to any Designee hereunder in the event Purchaser exercises its option under Section 11.2 to pay such claims and reimbursement for the payments made by Purchaser as expressly provided in Section 12.27(c) below.

                        (iii)       The Escrow Agent shall disperse Escrowed Proceeds with respect to cure costs in accordance with Sections 11.2 and 11.3 hereof.

                        (iv)       The Escrow Agent shall disburse Escrowed Proceeds to the Seller in the following amounts and under the following circumstances:

                                    (A)       Leases:  Upon the occurrence of each Property Closing Date with respect to the Leases, the Escrow Agent shall release to the Seller Escrowed Proceeds in the amount of $22,350

                                      (B)      Sale-Leaseback Properties:  Upon the occurrence of each Property Closing Date with respect to the Sale-Leaseback Properties, the Escrow Agent shall release to the Seller Escrowed Proceeds in the amount of $56,667.

                                    (C)       Real Estate:  Upon the occurrence of each Property Closing Date with respect to a Property that is not a Lease or a Sale-Leaseback Property, the Escrow Agent shall release to the Seller Escrowed Proceeds in the amount of $50,000.  Upon the occurrence of the Property Closing Date for the last remaining Property described herein, the Escrow Agent shall release to the Seller Escrowed Proceeds in the amount of $1,420,000.

                        (v)        The Escrow Agent shall disburse any Escrowed Proceeds on deposit, including any and all interest accrued thereon in the Escrow Account as of August 30, 2005 to Seller.

                        (vi)       In addition to the disbursements specifically authorized herein, the Escrow Agent shall disburse the Escrowed Proceeds in accordance with any joint written instruction from Seller and Purchaser.

                        (vii)      Except as otherwise provided in (b)(ii)(D) herein with respect to landlord indemnification claims as set forth in Section 12.27(a), to the extent that Escrowed Proceeds are not sufficient to reimburse Purchaser for the items set forth in (b)(ii) herein, Purchaser shall be granted pursuant to the terms of the Designation Order an allowed claim under Section 364 of the Bankruptcy Code having administrative priority and senior status over any and all other costs and administrative expenses, including, without limitation, the kind specified in Sections 105, 326, 330, 331, 503(b), 506, 507(a), 507(b) and 726 of the Bankruptcy Code (an “Allowed Administrative Claim”).   To the extent that Seller seeks to confirm a Plan prior to a final determination of the amount of Purchaser’s Allowed Administrative Claim, Purchaser shall file an estimated Allowed Administrative Claim, if any,  in accordance with Section 2.3(b).  Purchaser’s ability to recover on account of its Allowed Administrative Claim shall not be adversely affected by Section 365(k) of the Bankruptcy Code and Seller hereby waives its rights thereunder.

2.6       AdditionalConsideration; Carrying Costs.

            (a)        Subject to Sections 2.6(c), 12.23, 12.26 and 12.27 hereof, Purchaser shall be responsiblefor, and shall pay in accordance with Section 2.6(b) below, all post-Closing Date obligations that are directly attributed to the Properties and payable to third parties, which obligations, or the pro rata portion thereof, shall include rent, ground lease rent, common area maintenance, utilities, real estate taxes, insurance, security, other actual out-of-pocket costs under any Lease or REA or otherwise directly attributed to the Properties and payable to third parties or as otherwise agreed between Seller and Purchaser, and any costs or expenses related to the marketing or sale of the Properties including, without limitation, any broker’s commissions or charges payable to any party which is not affiliated with Purchaser, as well as all appraisal costs associated with the Sale-Leaseback Properties, (collectively, the “Carrying Costs”) which are incurred for each of the Properties for the period commencing on the Closing Date.  Purchaser’s obligation for Carrying Costs of the Properties shall terminate on the earliest to occur of (a) the expiration of the Extension Period (or any extension thereof) with respect to Leases, (b) the rejection date of a Lease, (c) subject to the terms and provisions regarding the timing of the notice described in Section 2.4 hereof, ten (10) days after the giving of written notice by Purchaser to Seller and the Committee that Purchaser excludes any further interest in a Property, (d) the occurrence of a Property Closing relating to the transfer of a Property to a Designee, and (e) one (1) year after the Closing Datefor any Real Estate.  During the period that Purchaser is paying Carrying Costs, Purchaser shall be entitled to receive and retain all lease rentals, all sublease rentals, and all other income generated from the Properties for any of the Properties until such Properties are sold, assigned or excluded, provided that such sums received shall be accounted for by Purchaser and shall constitute an offset against Carrying Costs.  Nothing herein shall constitute an assignment or sale of any claims or rights of Seller under any agreement relating to the Properties including, without limitation, rent credits, security deposits, refunds or other rebates.  Purchaser’s Carrying Costs shall not include (i) any late fees, penalties, interest or other late charges or fees incurred other than as a result of Purchaser’s failure to perform under Section 2.6(b) below; or (ii) debt service (i.e., payments on account of loan principal, interest, fees or penalties) on any indebtedness secured by any of the Properties or any tax obligations with respect to a time period prior to the Closing Date (regardless of when the bill for payment may be received for such taxes); provided, however, notwithstanding anything contained herein to the contrary, except as otherwise provided in Section 12.26, all payments made in connection with the Sale-Leaseback Properties shall be Carrying Cost obligations.

            (b)        On or about ten (10) days prior to the end of each month, Seller shall advise Purchaser in writing of the aggregate amount of the Carrying Costs (broken down by category and containing information in sufficiently reasonable detail) that will be due and owing for the Properties in the following month.  Subject to 2.6(c) below, Purchaser shall pay via wire transfer the Carrying Costs to Seller, in each case, within five (5) days after notification from the respective parties and, except as otherwise expressly provided herein, without offset or deduction of any kind and notwithstanding any objection that Purchaser may interpose to such amounts; provided that Purchaser may object to the Carrying Costs within ten (10) days after such notification.  If Purchaser makes a timely objection, the parties shall first attempt to resolve the dispute consensually and, absent resolution, such dispute shall be submitted to the Bankruptcy Court; provided however, that in the event Purchaser objects to any such amount and fails to pay said amount to Seller, and as a result, Seller fails to pay the Carrying Cost in question, any and all risk of loss associated with said Carrying Cost, including a default under a Lease shall be borne exclusively by Purchaser and Purchaser shall not have any recourse whatsoever against Seller, including the right to any Purchase Price Reduction as a result thereof.  Seller shall deposit any and all funds received from Purchaser hereunder in a separate trust account established by Seller for the sole purpose of paying Carrying Costs hereunder.  Seller shall not commingle any funds with the funds delivered by Purchaser and shall provide Purchaser with copies of all bank statements and check runs on a monthly basis within ten (10) days of Seller’s receipt thereof.  Purchaser shall have the right to inspect, review and audit the trust account and any deposits and disbursements therefrom.  Seller shall have the right to provide estimates of the Carrying Costs if Seller does not know the actual amounts ten (10) days prior to the end of each month and in such event Purchaser and Seller hereby agree to reconcile such amounts and reimburse each other, as the case may be, upon receipt of evidence of the actual Carrying Costs.  Seller shall timely pay any and all Carrying Costs out of the funds delivered by Purchaser hereunder.  To the extent Seller fails to timely pay any of the Carrying Costs, Seller shall be responsible for payment of any and all fees, late charges, penalties or additional amounts payable as a result of such failure to timely pay.  Subsequent to the Closing Date, Seller and Purchaser may modify the procedures related to the payment of Carrying Costs in the event an agreement is reached regarding Seller’s continued operations at one or more of the Properties.  Notwithstanding anything contained herein to the contrary, Purchaser shall pay to Seller on the Closing Date an amount equal to the sum (a) Seller’s anticipated Lease obligations for the 30-day period following the Closing Date and (b) Seller’s estimate (to be provided by Seller) of Purchaser’s share of the Proration Items.

            (c)        Seller shall terminate its business operations at the Properties as soon as reasonably practical but in all events no later than September 30, 2004.  Seller shall be solely responsible for the termination of business operations and Seller shall be solely responsible for any and all costs, claims, and losses incurred and shall be the beneficiary of any profit from business operations for any Property during the period Seller operates such Property following the Closing Date (such period the “Post Closing Operations Period”).  Carrying Costs attributable to the Post Closing Operations Period for any Property at which Seller conducts business operations shall be paid by Seller and not by Purchaser. Immediately following the termination of business operations at each Property, Purchaser shall be solely responsible for all Carrying Costs associated with said Property.

2.7       Expiration of Designation Rights.  Purchaser shall designate one or more Designees, including Purchaser or any Purchaser Affiliate as an alternative Designee, to purchase the Real Estate and the Sale-Leaseback Properties on or before one (1) year after the Closing Date and shall designate one or more Designees, including Purchaser or any Purchaser Affiliate as an alternative Designee, to receive assignments of Leases on or before the expiration of the Extension Period and within the time periods set forth in Section 2.4.  Any and all proceeds received from contracts of sale executed prior to the end of the Extension Period for the Leased Premises and one (1) year from the date hereof for the Real Estate and the Sale-Leaseback Properties but which close no later than ninety (90) days thereafter (the “Contract Properties”) shall be paid to Purchaser, provided that Purchaser pays the Carrying Costs on those Properties until they are sold or assigned to a Designee.  Unless the Designation Period has been extended as set forth in Section 2.2 above, upon expiration of the Designation Period the rights to the Leases and the FFE related to such Leases shall revert to the Seller, the remaining Real Estate and the FFE related to such Real Estate shall be conveyed to Purchaser, the rights to the Liquor Licenses, to the extent allowed pursuant to applicable law or as set forth in the relevant documents, shall be conveyed to Purchaser and any and all of Seller’s right, title and interest in and to the remaining Sale–Leaseback Properties and the FFE related to such Sale-Leaseback Properties shall be conveyed to Purchaser.

2.8       Accounting.  Upon reasonable notice, at request of Purchaser, Seller will supply an accounting of the Carrying Costs.  In addition, within twenty-one (21) days of the end of each month during the Designation Period, Seller will supply Purchaser with an accounting of the actual and accrued Carrying Cost for the prior month.

ARTICLE III

THE CLOSING

3.1       Time of Closing; Guaranty.  The consummation of the sale and transfer of the Designation Rights provided for in this Agreement (the “Closing”) shall occur on the Closing Date, subject to satisfaction of all the conditions to Closing set forth in Article V, Article VI and elsewhere in this Agreement.  At Closing, Purchaser shall cause to be delivered to Seller the Guaranty duly executed by the Guarantor.

3.2       Time and Place of Property Closings.  The consummation of the sale of each Property (each a “Property Closing”) shall be subject to satisfaction of all the Property Closing Conditions for such Property.  Each Property Closing shall occur at the office of Seller’s counsel or such other location as Seller and Purchaser shall agree.

3.3       Deliveries by Seller.  At each Property Closing, Seller shall deliver to Purchaser or its Designees the following:

            (a)        with respect to the Real Estate, the Designation Order, deeds equivalent to such deeds customarily given by debtors in bankruptcy (“Deeds”), bill of sale, assignment of leases affecting the Real Estate, assignment of rents and security deposits, if applicable, FIRPTA affidavit, any applicable local and state transfer tax forms, assignment of operating agreements, if any, and to the extent in Seller’s possession, original counterparts or copies of all the leases affecting the Real Estate, bills and fuel reading if required for apportionments, all written guarantees and warranties in force which Seller has in its possession, together with an assignment of such guaranties and warranties.

            (b)        with respect to the Leases, an assumption and assignment agreement for each of the Leases, together with any applicable local or state transfer tax forms;

            (c)        all other documents (including assignments of operating agreements affecting the Real Estate or the Leased Premises and closing statements), affidavits, instruments and writings reasonably required to be executed by Seller at or prior to the Property Closing Date pursuant to this Agreement or otherwise required by law, or reasonably requested by Purchaser or the title insurer in connection herewith, each in form and substance reasonably satisfactory to Purchaser and Seller; and

            (d)        appropriate documentation to effect a transfer or sale and conveyance of the FFE and/or Liquor Licenses;

3.4       Deliveries by Purchaser.  At each Property Closing, Purchaser or Designee shall deliver:

            (a)        the purchase price with respect to the Property, which shall be paid directly to Purchaser and Seller shall have no right, claim or interest thereto;

            (b)        counterparts of the instruments referred to in Section 3.3 which are to be executed by the Designee; and

            (c)        all other documents (including assumptions of the operating agreements affecting the Real Estate or the Leased Premises and closing statements), instruments and writings reasonably required to be delivered by Purchaser or its Designees at or prior to the Property Closing Date pursuant to this Agreement or otherwise required, or reasonably requested by Seller, in connection herewith, each in form and substance reasonably satisfactory to each of Purchaser and Seller.

3.5       Condition of Premises.  The Properties shall be delivered to the Designee on the Property Closing Date in broom-clean condition and if a Property is not delivered in broom-clean condition, Purchaser may request that Seller bring such Property to a broom-clean condition and if Seller so refuses, then Purchaser shall have the right to hire agents to clean and remove personal property and any debris and trash from such premises, and such reasonable and documented expenses for such removal shall be deducted as an offset to the following month’s Carrying Costs payable by Purchaser pursuant to Section 2.6(b) above.

3.6       Closing Costs.  Purchaser shall prepare the bills of sale, assignments and Deeds in connection with each Property Closing.  In connection with each Property Closing, the Designee, shall pay for title insurance premiums, survey costs, and examination fees of the Real Estate and Leases, if required by the Designee, and other instruments for the due transfer of the Real Estate and assignment of the Leases.  Other costs associated with the Property Closing and transactions contemplated under the Agreement shall be allocated as provided elsewhere in the Agreement.

3.7       Cure Costs.  Seller shall have sole responsibility for all costs of curing monetary defaults arising prior to the Closing Date under the Leases pursuant to Section 365 of the Bankruptcy Code in accordance with the procedures in Article XI hereof.

ARTICLE IV

INTENTIONALLY OMITTED

ARTICLE V

CONDITIONS TO SELLER’S OBLIGATIONS

Seller’s obligations to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions:

5.1       Representations and Warranties.  All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at the Closing Date in all material respects.  On the Closing Date, there shall be delivered to Seller a certificate (dated as of such date and signed by an Authorized Officer of Purchaser) as to the matters set forth in this Section 5.1.

5.2       No Injunction.  No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement.

5.3       Designation Order.  The Bankruptcy Court shall have entered the Designation Order.

ARTICLE VI

CONDITIONS TO PURCHASER’S OBLIGATIONS

Purchaser’s obligation to consummate the transactions contemplated by this Agreement is subject, in the discretion of Purchaser, to the satisfaction at or prior to the Closing Date of each of the following conditions:

6.1       Representations and Warranties.  All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Seller shall have performed all agreements and covenants required by this Agreement to be performed by it prior to or at such date in all material respects.

6.2       Designation Order.

            (a)        Ten days shall have passed after the entry of the Designation Order and such Order shall not be subject to a stay.

            (b)        Seller shall use commercially reasonable efforts to obtain the Designation Order.  If the Designation Order does not become a Final Order as a result of appeals or motions which have been filed challenging the Designation Order as a result of which the Designation Order is subject to a stay, then Purchaser shall have thirty (30) days from the date the Designation Order is stayed to notify Seller and the Committee in writing that Purchaser elects, in its reasonable discretion, to terminate this Agreement.  The Purchaser's right to make the election to terminate this Agreement as set forth in this Section is referred to herein as the "Election."  If Purchaser fails to make a timely Election, Purchaser shall be deemed to have waived its rights to terminate this Agreement as a result of the form and substance of the Designation Order and/or, to the extent applicable, to the failure of the Designation Order to become a Final Order.

6.3       No Injunction.  No injunction, stay or restraining order shall be in effect prohibiting the consummation of the transactions contemplated by this Agreement on the Closing Date.

6.4       Waiver.  Each of the preceding conditions shall be satisfied in all material respects or may be waived by Purchaser, but only if such waiver is set forth in a writing executed by Purchaser or Purchaser closes the transaction with respect to the purchase of the Designation Rights.  Without limiting any of Purchaser’s other rights and remedies under this Agreement, if any of the preceding conditions shall not be satisfied and are not waived by Purchaser, so long as Purchaser is not in default hereunder, Purchaser may if such condition affects all (or substantially all) of the Properties, terminate this Agreement and neither party shall have any further liabilityto the other.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

7.1       Due Incorporation, Etc.  Subject to any required approval of the Bankruptcy Court, Seller has the corporate power and authority and all necessary governmental approvals to enter into the transactions covered by this Agreement.  To the Seller’s knowledge, each Seller is duly qualified as a foreign corporation to do business in each jurisdiction where the Real Estate is owned and the Leased Premises leased by such Seller are located, except where the failure to be so qualified would not individually or in the aggregate have a material adverse effect on the transactions contemplated by this Agreement.

7.2       Authorization, No Conflicts, Etc.  Subject to the entry and effectiveness of the Designation Order, this Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a valid and binding obligation of Purchaser and upon receipt of any required approval of the Bankruptcy Court) constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor’s rights generally from time to time in effect and to general equitable principles.  To Seller’s knowledge, subject to any required approval of the Bankruptcy Court, neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

7.3       Consents and Approvals.  To Seller’s knowledge, no consent, approval or authorization of, or declaration, filing, or registration with, any United States federal or state governmental or regulatory authority is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court, and (b) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement.

7.4       Leases and Real Estate.   Except as otherwise provided in Section 12.26 with respect the Sale-Leaseback Properties, subject to entry of the Designation Order by the Bankruptcy Court, to Seller’s knowledge, Seller has (i) with respect to the Real Estate, fee simple title to such properties, free and clear of all liens, claims, mechanics liens, and encumbrances, to the extent permitted by the Bankruptcy Code (but excluding liens and encumbrances that will be released at Closing or the Property Closing pursuant to the Designation Order, a Sale Order or otherwise, of the Bankruptcy Court) (collectively “Liens”), other than the Permitted Exceptions, insurable at regular rates by the title insurer, which will be conveyed at each Property Closing Date, and (ii) with respect to the Leases, leasehold title, and valid leases with respect to such leased properties set forth on either Schedule A or Schedule B, free and clear of all Liens, other than Permitted

  Exceptions, on such Leases (but excluding encumbrances that will be released at the applicable Property Closing by payment, or by establishment of a reserve for any cure in an amount reasonably agreed upon between the landlord and Seller, or as otherwise ordered by the Bankruptcy Court).  Seller represents and Purchaser acknowledges that Seller has provided to Purchaser information related to the partial taking of Unit 31, located in Upper St. Clair, PA.  Attached hereto as Schedule 7.4, are copies of correspondence related to said partial taking and the existence of said partial taking shall not be deemed to be a breach of any representation or warranty provided herein by Seller.

7.5       Insurance.  To Seller’s knowledge, all premiums for such insurance have been or shall be paid in full when due unless payable in installments, in which case the installments have been or shall be paid in full when due.

7.6       Maintenance.  Between the date of this Agreement and the Closing Date Seller shall, subject to the provisions of this Agreement, maintain the Properties as is required for normal maintenance and upkeep.

7.7       Survival.  The representations, covenants and warranties made by the Seller in this Agreement shall survive the Closing of this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

8.1       Due Incorporation, Etc.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of its incorporation.

8.2       Authorization, No Conflicts, Etc.  Purchaser has the corporate power and authority, to enter into this Agreement and to carry out its obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated thereby have been duly authorized by all requisite corporate action.  This Agreement has been duly and validly executed and delivered by Purchaser; and,subject to the entry and effectiveness of the Designation Order, this Agreement constitutes the valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditor’s rights generally from time to time in effect and to general equitable principles.  Neither the execution and deliver of this Agreement and all documents contemplated hereunder to be executed by Purchaser, nor the performance of the obligations of Purchaser hereunder or thereunder will result in the violation of any law or any provision of the organizational documents of Purchaser or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Purchaser is bound.

8.3       Consents and Approvals.  To Purchaser’s knowledge, no consent, approval or authorization of, or declaration, filing, or registration with, any United States federal or state Governmental or regulatory authority is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except (a) for consents, approvals, or authorizations of, or declarations or filings with, the Bankruptcy Court; and (b) for consents, approvals, authorizations, declarations, filings or registrations, which, if not obtained, would not, individually or in the aggregate, have a material adverse effect on the transactions contemplated by this Agreement.

8.4       Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental or other regulatory or administrative agency or commission pending, or, to the best knowledge of Purchaser, threatened against Purchaser which questions or challenges the validity of this Agreement or in connection with the transactions contemplated thereby; nor, to the best knowledge of Purchaser, is there any basis for any such action, proceeding or investigation.  To the best of Purchaser’s knowledge there are no circumstances or facts that would prevent Purchaser from engaging in the transactions contemplated in this Agreement.

8.5       WHERE-IS/AS-IS.  Except as otherwise expressly stated in this Agreement, Purchaser and its Designees agree to accept the Real Estate and the Leased Premises in a “WHERE-IS, AS-IS” condition as of the Property Closing Date.

8.6       SURVIVAL.  The representations, warranties and covenants of the Purchaser in this Agreement shall survive the Closing of this Agreement.

ARTICLE IX

COVENANTS PRIOR TO PROPERTY CLOSINGDATE

9.1       Affirmative and Negative Covenants.  Except as expressly set forth below, during the period from the date hereof to the Property Closing Date,

            (a)        Seller covenants and agrees that it shall, unless otherwise agreed with Purchaser:

                        (i)         Affirmative Covenants Pending Property Closing.

                                    (A)       Maintenance.  Prior to the Property Closing Date with respect to a particular Property, maintain such Property in the same condition as it is today, subject only to ordinary wear and tear, and with respect to leases, prior to the Effective Date, keep and perform all of its obligations under the Leases, except that Seller may cease to operate its retail operations at and may vacate any of the stores, and may, at its sole and absolute discretion, remove all fixtures, and personal property located thereon except for the FFE and signage.

                                    (B)       Court Orders.  Seller shall use commercially reasonable efforts to obtain an order or orders of the Bankruptcy Court approving the sale of the Designation Rights.  Seller shall also use its commercially reasonable efforts to obtain Sale Orders of the Court (from time to time as may be requested by Purchaser) approving the assumption and assignment of Leases or the sale of Real Estate to any Designee.

                                    (C)       Renewals.  Seller shall take any and all actions necessary to keep the Leases in good standing including, without limitation, exercising any and all renewals, extensions or similar options that may be exercised from the Closing Date through the Property Closing Date.

                        (ii)        Negative Covenants Pending Closing.  Except as expressly permitted herein, Seller shall not, without the consent of Purchaser (whose consent shall not be unreasonably withheld or delayed):

                                    (A)       Leases.  Amend the Leases, enter into leases or grant or voluntarily terminate any other interests in the Real Estate or the Leases;

                                    (B)       Encumbrances.  Encumber, sublease or otherwise grant any rights with respect to the Real Estate or the Leases; or

                                    (C)       Contracts.  Enter into any contracts or agreements affecting the Real Estate or the Leases or which will be binding on Purchaser (or its Designee), in any case, from and after the execution of this Agreement unless such agreements can be terminated upon thirty (30) days notice.

            (b)        Purchaser covenants and agrees that it shall, unless otherwise agreed with Seller:

                        (i)         Maintain or arrange for funds to be available to satisfy all of Purchaser’s obligations under this Agreement at the time and in the manner set forth herein, including without limitation the payment of the Purchase Price and the payment of Carrying Cost obligations;

                        (ii)        With respect to each Lease, Purchaser shall use commercially reasonable efforts to provide adequate assurance as required under the Bankruptcy Code of the future performance of the applicable Lease by Purchaser or its Designee.  Purchaser agrees that it will promptly take, and/or cause its Designee to take, all actions reasonably required by Seller to assist in obtaining the Bankruptcy Court’s entry of the Designation Order and each additional Sale Order, such as furnishing affidavits, non-confidential financial information or other documents or information for filing with the Bankruptcy Court and making Purchaser’s employees and representatives available to testify before the Bankruptcy Court, with respect to demonstrating adequate assurance of future performance by a Designee under the Leases.

9.2       Title Insurance.  A Designee may obtain title insurance and/or surveys for any or all of the Properties at their own discretion and at their sole cost and expense.

9.3       Consents and Further Actions.  Subject to the terms and conditions herein provided, Seller and Purchaser covenant and agree to use their good faith efforts to take, or cause to be taken, all action, or do, or cause to be done, all things, necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including all closing conditions to be satisfied.

ARTICLE X

ADDITIONAL COVENANTS

10.1     Further Transfers and Assurances.  Seller and Purchaser will execute and deliver such further instruments of conveyance and transfer and take such additional action as Purchaser may reasonably request to effect, consummate, confirm or evidence the transfer to the Designees of the Real Estate and the Leases.

10.2     Proration Items, Recording Charges and Rents.

            (a)        Special assessments which are due and payable on or before the Closing Date, taxes (based upon the most recent ascertainable taxes if current tax information is not available) relating to the Real Estate or the Leases and all other costs of operation, maintenance, or repair which are customarily apportioned on the transfer of similar types of property (including without limitation, water, sewer and utility charges, amounts payable under service contracts, common area maintenance costs, insurance premiums payable to landlords and the like (“Proration Items”) attributable to time periods before the Closing Date, shall be the responsibility of, and shall be paid by Seller.  Except as otherwise expressly set forth in this Agreement, Proration Items with respect to time periods beginning on the Closing Date and ending on the Property Closing Date with respect to each parcel of Real Estate or Lease, shall be paid by Purchaser, and will be considered Carrying Costs.

                        The amount of any Proration Item attributable to a particular time period shall be computed by multiplying the amount of such Proration Item by the ratio that the number of days in such time period bears to the total number of days in the fiscal period for which such Proration Item is incurred.

            (b)        All transfer, documentary, sales, use, stamp, registration, conveyance, income, gains, value added or other taxes and fees arising out of the sale of the Real Estate or the Leases and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be paid by the Designees.  Seller will file all necessary tax returns and other documentation in connection with the taxes and fees encompassed in this Section relating to the recording of Deeds or assignment of Leases.

            (c)        All rent (including additional and/or percentage rent) with respect to the Properties shall be prorated as of the Closing Date and any special assessments relating to the Properties for any post-Closing period shall be paid by Purchaser.

            (d)        The amount of applicable Prorated Items shall be reflected by a credit to Seller or Purchaser at Closing that shall be paid to the appropriate party by an increase or decrease in the amount paid by the Purchaser on the Closing Date.  Any Prorated Items estimated by the parties at Closing shall be finalized within sixty (60) days of the Closing and monies due and owing as a result of such finalization shall be paid by the Seller to the Purchaser or Purchaser to Seller, as the case may be.

10.3     Insurance.  Without the prior written consent of Purchaser, Seller will not cancel any insurance policy relating to the Properties.

10.4     Omissions.  Seller and Purchaser agree to adjust between themselves after Closing any errors or omissions in the prorations or adjustment set forth in the closing statements and any other prorations or adjustment made pursuant to the Agreement; provided, however, that the foregoing sentence shall not be deemed to require re-proration of any prorations or adjustments based upon the fact that said prorations or adjustments were estimated using the then most currently available information due to the actual information not then being available.  Notwithstanding anything contained herein to the contrary, such apportionments shall be deemed final and not subject to further post-Closing adjustments if no such adjustments have been requested upon the earlier to occur of (a) sixty (60) days after such time as all necessary information is available to make a complete and accurate determination of such apportionments, or (b) six (6) months after the date of the applicable Property Closing.

10.5     Liquor Licenses.  Until such time as all of the Liquor Licenses have been transferred to Purchaser or any Designee, Seller shall take all actions necessary to preserve, protect, renew, and retain all rights, title and interests of Seller to the Liquor Licenses.

ARTICLE XI

LEASE ASSIGNMENT

11.1     Post-Closing Expenses.  Except as otherwise provided in this Agreement, all obligations with respect to the Properties sold to a Designee shall be the sole responsibility of a Designee from and after the Property Closing Date with respect to the Properties.  Notwithstanding anything to the contrary in the foregoing sentence, or in any other provision of this Agreement, other than with respect to the Carrying Costs, a Designee shall not be liable for any costs, taxes, obligations or liabilities relating to the Properties which are attributable in any way to, or were incurred during the period prior to the Property Closing Date.

11.2     Seller's Obligations Regarding Assignment.  With respect to the assignment of any Lease, Seller shall, at its sole cost, (i) cure, or provide a prompt cure of any pre-petition default in base rental or additional rental payments arising under the Lease and outstanding as of the Property Closing Date and required to be paid under Section 365 of the Bankruptcy Code; and (ii) cure any and all other monetary defaults with respect to the Lease, as required to be cured pursuant to Section 365 of the Bankruptcy Code so that such Lease may be assigned to Purchaser or its Designee in accordance with the provisions of Section 365 of the Bankruptcy Code; provided, however, that Seller shall not be obligated to cure any such default that is in dispute as of the Property ClosingDate if an escrow or other commercially reasonable arrangement with respect thereto which is reasonably acceptable to Purchaser shall have been established at or following the Property Closing Date pursuant to an order of the Bankruptcy Court.  Attached hereto as Schedule 11.2 is Seller’s calculation of the pre-petition cure amounts owed on account of each Lease.   In connection with Seller’s obligations regarding the assignment of any Lease to a Designee, Seller shall be entitled to direct the Escrow Agent to  disburse from the Escrowed Proceeds the cure amount with respect to such Lease  set forth on Schedule 11.2 (the "Designated Cure Amount").  The funds shall be disbursed as follows: (a) if the amount of cure costs claimed by the landlord is less than the Designated Cure Amount, the Escrow Agent shall disburse to the landlord the amount of cure costs claimed by the landlord, and shall disburse the balance of the Designated Cure Amount with respect to that Lease to the Seller; (b) if the amount of cure costs claimed by the landlord exceeds the Designated Cure Amount, Escrow Agent shall disburse the Designated Cure Amount either to the landlord or to an escrow created as described below in this Section 11.2.  Purchaser may instruct Escrow Agent to disburse to Purchaser the amount Purchaser has actually paid with respect to cure costs if such request is made pursuant to the last sentence of this sub-paragraph.  To the extent that the Designated Cure Amount for any Lease to be assigned to a Designee is not sufficient to pay such cure amount in full, Seller shall either pay such deficiency directly to the Landlord at the Property Closing on the Property Closing Date, or shall deposit such sum in escrow or other commercially reasonable arrangement with respect thereto in accordance with the Designation Order.  If Seller does not either (i) cure such pre-Closing Date monetary default or (ii) create an escrow or other commercially reasonable arrangement with respect thereto, or (iii) reach an agreement with the landlord of such lease concerning full and final satisfaction of such Pre-Closing Date default, Purchaser may elect to pay Seller’s cure obligations and shall recover such payment pursuant to Section 2.5(b)(ii) or Section 2.5(b)(vii) hereof.

11.3     Release of Designated Cure Costs With Respect To Excluded Leases.  If a Lease is excluded by Purchaser pursuant to paragraph 2.4 hereof, Escrow Agent shall disburse to Seller the Designated Cure Amount with respect to that Lease.

ARTICLE XII

MISCELLANEOUS

12.1     Termination; Other Remedies.

            (a)        This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

                        (i)         by the mutual consent of Purchaser and Seller;

                        (ii)        by Seller, if the Closing does not occur on or prior to the Closing Date, provided, that Seller will not be entitled to terminate this Agreement pursuant to this subsection (ii) if Seller is in material breach of this Agreement and such breach continues for ten days following written notice from Purchaser to Seller or has failed to satisfy any condition to Closing in Article VI hereof that Seller or its affiliates was required to satisfy and such breach continues for ten days following written notice from Purchaser to Seller;

                        (iii)       by Purchaser, if Seller is in material breach of this Agreement and such breach continues for ten (10) days following written notice from Purchaser to Seller; or, in the alternative, by Seller, if Purchaser is in material breach of this Agreement and such breach continues for ten (10) days following written notice from Seller to Purchaser;

                        (iv)       by Purchaser or Seller if the Closing Date does not occur prior to September 24, 2004;

                        (v)        by Purchaser as a result of a timely Election; or

                        (vi)       by Purchaser or Seller, if such termination is expressly permitted pursuant to another provision of this Agreement.

            (b)        Upon the termination of this Agreement pursuant to Section 12.1(a), neither Seller nor Purchaser shall have any further liability to the other hereunder, except as otherwise specifically provided in this Agreement.

12.2     Recordation of Agreement.  Purchaser shall not record, or attempt to record, this Agreement or a memorandum hereof.

12.3     Successors and Assigns.  This Agreement is made solely and specifically by and for the benefit of the parties hereto, and their respective successors and assigns, including, without limitation, each Designee as to any Properties transferred to such Designee(s), and any Chapter 7 trustee or liquidating agent or trustee appointed in the Bankruptcy Case.  Purchaser shall be entitled to assign its rights in hereunder to any Purchaser Affiliate or third party.

12.4     Default and Remedies.

            (a)        In the event of a material breach of, or material default under, this Agreement by Seller prior to the Closing, Purchaser shall, provided Purchaser is not in material breach of or material default under this Agreement, be entitled, as its sole and exclusive remedy, either (i) to seek specific performance of this Agreement or (ii) to terminate this Agreement and obtain an immediate refund of its Good Faith Deposit.  In the event of a material breach of, or material default under, this Agreement by Seller after the Closing, Purchaser shall, provided Purchaser is not in material breach of or material default under this Agreement, be entitled, as its sole and exclusive remedy, except as otherwise expressly provided herein, to seek specific performance of this Agreement.

            (b)        In the event of a material breach of, or material default under, this Agreement by Purchaser prior to the Closing, Seller shall, provided Seller is not in material breach of or material default under, this Agreement, be entitled, as its sole and exclusive remedy, either (i) to terminate this Agreement or (ii) to seek specific performance of this Agreement.  In the event of a material breach of, or material default under, this Agreement by Purchaser after the Closing, Seller shall, provided Seller is not in material breach of or material default under this Agreement, be entitled, as its sole and exclusive remedy, to seek specific performance of this Agreement.

            (c)        Except as otherwise provided in this Section 12.4, above, no remedy herein or otherwise conferred upon the parties shall be considered exclusive of any other remedy, but the same shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in equity or by statute.

12.5     Confidentiality.  Purchaser and its agents, officers, employees, and other representatives shall hold in confidence the terms and conditions of all non-public data and information obtained with respect to the Properties and the Leases; provided, however, that it is understood and agreed (a) that Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Purchaser and to any Designee or potential Designee (and to their employees, consultants, accountants and attorneys ) provided that such Persons agree to treat such data and information confidentially; (b) that disclosure may be made if compelled by law or judicial process (c) that disclosure may be made to enforce this Agreement in any judicial or quasi-judicial proceeding; (d) that Purchaser or its Designees shall be permitted to make such announcements or disclosures as Purchaser or its Designees shall determine to be necessary or appropriate to comply with applicable disclosure requirements of state and federal securities laws; and (d) that copies of this Agreement shall be made available to prospective bidders at the Auction pursuant to the Bidding Procedures  This Section 12.5 shall survive the Closing or the earlier termination of this Agreement.

12.6     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if and when delivered personally or mailed, by certified or registered mail, return receipt requested, first class postage prepaid, or by Federal Express or some other reputable overnight carrier (or when delivery is rejected or refused), to the parties at the following addresses:

If to Seller, addressed to:

Chi-Chi's, Inc.
2701 Alton Parkway
Irvine, CA  92606
Attn:  Mr. Tony Baril

With copies (which shall not constitute notice hereunder) to:

Irell & Manella LLP
840 Newport Center Drive
Suite 400
Newport Beach, CA 92660
Attn:     William N. Lobel, Esq.

If to Purchaser, addressed to:

OS Realty, Inc.
c/o Outback Steakhouse, Inc.
2202 N. West Shore Blvd.
Tampa, FL  33607

Attention:  Mr. Carl Sahlsten  (Fax Number:  813/282-9195) and Mr. Joseph Kadow (Fax Number:  813/281-2114)

With copies (which shall not constitute notice hereunder) to:

STICHTER, RIEDEL, BLAIN & PROSSER, P.A.
110 E. Madison St., Ste. 200
Tampa, Florida  33602

Fax Number:  813/229-1811
Attn:  Harley E. Riedel, Esq.

or to such other place and with such other copies as any party may designate by written notice to this other party.

12.7     Expenses.  Except as otherwise expressly provided herein, each party shall bear its own legal, appraisal and title costs with respect to the drafting of the agreements involved in these transactions and the closing of such transactions.

12.8     Brokerage Commissions and Fees.  Purchaser warrants and represents that no brokerage commissions or fees are due any real estate broker(s) as a result of Purchaser’s actions or omissions in connection with the transactions contemplated by this Agreement which are to take place at the Closing; and Purchaser agrees that should any claim be made for commissions or fees by any broker(s) against Seller with respect to the transactions contemplated by this Agreement which are to take place at the Closing, Purchaser will indemnify and hold Seller free and harmless from and against any and all such claims in connection therewith.  Seller warrants and represents that no brokerage commissions or fees are due to any real estate brokers(s).  Seller agrees that, should any claim be made for commissions or fees by any broker against Purchaser, Seller shall indemnify and hold Purchaser free and harmless from and against any and all such claims in connection therewith.

12.9     Casualty and Condemnation.  If any one of the Real Estate or the Leased Premises is materially destroyed or materially damaged, or if condemnation proceedings are commenced against any such Real Estate or any Leased Premises, all proceeds of insurance or condemnation awards shall be paid to and retained by, Purchaser; provided however, that Purchaser may exclude the property that has been damaged, in which event the insurance proceeds shall be paid to Seller.  In the event of non-material damage or non-material condemnation to any Real Estate or the Leased Premises, which damage Seller is unwilling to repair prior to the applicable Property Closing, the Property Closing shall be unaffected thereby and any proceeds of insurance or condemnation awards shall be paid to Purchaser.  This Section 12.9 shall contain Purchaser’s sole remedies in the event of any casualty or condemnation of Properties.  Purchaser and Seller specifically agree that with respect to the partial taking referenced in Section 7.4 above, Purchaser shall not be entitled to any Purchase Price Reduction as a result of the such partial taking and that Purchaser shall be entitled to receive any and all proceeds of any condemnation award received by Seller.

12.10   Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and this Agreement, including the schedules and exhibits hereto, and other documents to be delivered in connection herewith (together with such confidentiality letter), contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

12.11   Waiver.  Any term or condition of this Agreement maybe waived at any time by the party which is entitled to the benefit thereof.  To be effective, each such waiver shall be in writing, shall specifically refer to this Agreement and the term or condition being waived, and shall be executed by an Authorized Officer of such party.  A waiver on one occasion shall not be deemed to be a waiver of the same or any other breach on a future occasion.  A waiver hereunder shall be effective without an order of the Bankruptcy Court, or notice to the Bankruptcy Court or any third party, in relation to such waiver.

12.12   Amendment.  This Agreement may be modified or amended only in a writing duly executed by or on behalf of each of the parties hereto.

12.13   Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be executed and delivered by facsimile.

12.14   Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, rule, or regulation, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof.  The remaining provisions of this Agreement shall remain in full force and effect, and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

12.15   Headings, Gender, Etc.  The headings used in this Agreement have been inserted for convenience and do not constitute matter to be construed or interpreted in connection with this Agreement.  Unless the context of this Agreement otherwise requires, (a) words of any gender shall be deemed to include each other Gender, (b) words using the singular or plural number shall also include the plural or singular number, respectively, (c) references to “hereof,” “herein,” “hereby” and similar terms shall refer to this entire Agreement, (d) the words “include” and “including” shall be construed as incorporating “but not limited to” or “without limitation,” and (e) each reference to Seller shall be a reference to any of its subsidiaries and predecessors and each representation, warranty, covenant and other agreement made herein with respect to Seller shall be deemed made with respect to all such subsidiaries and predecessors.  The language used in this Agreement shall be deemed to the language chosen by the parties hereto to express their mutual intent and no rule of strict construction shall be applied against any Person.

12.16   Continuing Jurisdiction.  The parties agree that the Bankruptcy Court shall retain jurisdiction over the enforcement of this Agreement, including, but not limited to, the performance of the obligations and transactions contemplated hereunder.

12.17   Choice of Law.  This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporation or limited liability company which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction of incorporation or organization of such entity shall govern.

12.18   Obligations Joint and Several.  Notwithstanding anything to the contrary set forth in this Agreement, the obligations of the Seller and its affiliates; and the Purchaser and its affiliates, shall be joint and several, except as otherwise provided in this Agreement.

12.19   No Partnership or Joint Venture.  Nothing contained in this Paragraph or elsewhere in this Agreement shall be deemed to create a partnership, joint venture, or any other relationship other than that of seller and purchaser between the parties hereto.

12.20   No Third Party Beneficiaries.  Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, firm or corporation, other than the parties hereto, their affiliates and their respective permitted successors and assigns and Designees, any rights or remedies under or by reason of this Agreement.

12.21   Employees.  Purchaser and its Designees shall not be deemed an employer with Seller or any of its affiliates or subsidiaries and Purchaser and its Designees shall have no obligation to pay wages or benefits (or to fund any pension plan) or to employ any employee of Seller or any affiliates or subsidiaries.  All WARN Act or similar obligation shall be Seller’s sole obligation.

12.22   Cooperation.  Seller shall reasonably cooperate with Purchaser with marketing the Properties and in implementing closings related thereto.  If Purchaser so requests, Seller shall use commercially reasonable efforts to obtain further extensions of any time periods set forth herein or in the Designation Order (but failure to obtain such extension shall not constitute a default hereunder).  Purchaser shall provide status reports, from time to time, to Seller relating to marketing efforts and Carrying Costs, etc., as reasonably requested by Seller.

12.23   Southgate, Michigan.  Seller shall have the right to exclude the Southgate, Michigan property including FFE and Liquor Licenses related thereto from this Agreement prior to October 1, 2004 upon written notice to Purchaser accompanied by a cashier's check, or a bank wire, in the amount of $1,100,000.  Seller shall have the Carrying Costs obligation for the Southgate, Michigan property through September 30, 2004 and in the event Seller elects to exclude the Southgate, Michigan property, Purchaser shall have no obligation whatsoever to pay the Carrying Costs obligation for this property.

12.24   Power of Attorney.  If at any time the Seller no longer has any employees, including employees of Prandium, Inc. who are responsible for Seller’s operations, or at any time that Purchaser reasonably determines that a Property Closing will not occur as a result of Seller’s unavailability, then in such events Seller shall be deemed to constitute and appoint Purchaser as its true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution for it and in its name, place and stead, in any and all capacities, to execute and deliver any and all documents in connection with the designation of the Properties hereunder to any one or more Designees and to take any and all other actions as Purchaser may deem necessary or appropriate in connection therewith, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as Seller might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.  The powers granted herein shall terminate as of the expiration of Purchaser’s designation rights in accordance with Section 2.7 above.  Seller hereby agrees to execute any separate powers of attorney in recordable form as Purchaser may from time to time request in connection with the transfer of any Property to any Designee.

12.25   Acceptance of Cash Purchase Price.  Seller’s acceptance of the Cash Purchase Price shall be in full and final satisfaction of any and all consideration to be received on account of the conveyance of the Designation Rights to Purchaser.  Seller shall waive any and all rights to future compensation on account of the Properties and the conveyance of the Designation Rights except to the extent Properties are excluded pursuant to paragraph 2.4 hereof, or leases are not designated prior to the Extension Period and revert to Seller pursuant to paragraph 2.7 hereof.

12.26   Sale-Leaseback Properties.

            (a)        The Seller’s rights with respect to each Sale-Leaseback Property include the following:

                        (i)         Seller’s rights and interests under that certain Real Estate Sale and Leaseback Agreement (the “Sale and Leaseback Agreement”) entered into December 10, 1985 between certain of the entities constituting Seller (including where applicable as successor by merger or otherwise by operation of law) and C-C Restaurant, Ltd.-9, a California limited partnership (“CC 9”);

                        (ii)        Seller’s right, title and interest under the Lease Agreement between CC 9 and Seller (including where applicable as successor by merger or otherwise by operation of law) with respect to each Sale-Leaseback Property (each a “CC 9 Lease Agreement”), including the right to terminate such CC 9 Lease Agreement under Section 1.c thereof and receive a conveyance of the Premises (as defined in the CC 9 Lease Agreement) and the right to purchase the Premises from CC 9 pursuant to Section 25 of the CC 9 Lease at the expiration of the Primary Term (as defined in the CC 9 Lease Agreement) or any Renewal Term (as defined in the CC 9 Lease Agreement);

                        (iii)       A PM Note (as defined in the Sale and Leaseback Agreement) payable to Seller (including where applicable as successor by merger or otherwise by operation of law) secured by a PM Mortgage (as defined in the Sale and Leaseback Agreement) on each of the Sale-Leaseback Properties subordinate only to a First Mortgage (as defined in the Sale and Leaseback Agreement);

                        (iv)       A Maintenance Fee Note (as defined in the Sale and Leaseback Agreement) payable to Seller (including where applicable as successor by merger or otherwise by operation of law) secured by a Maintenance Fee Mortgage (as defined in the Sale and Leaseback Agreement); and

                        (v)        A Bridge Note (as defined in the Sale and Leaseback Agreement) payable to Seller together with a Security Agreement (as defined in the Sale and Leaseback Agreement) and Negative Pledge Agreement (as defined in the Sale and Leaseback Agreement) securing the Bridge Note and the General Partners Guaranty (as defined in the Sale and Leaseback Agreement).

            (b)        Seller hereby covenants that it will not make any changes or modifications to or cause to be changed or modified any of the documents referenced in Sections 12.26(a) above, nor will Seller take fee simple title to any of the Sale-Leaseback Properties without prior written consent of Purchaser.

            (c)        In the event that during the Designation Period, Seller obtains fee simple title to any of the Sale-Leaseback Properties, free and clear of the claims of CC 9, James Robinson, or any successor or assign of CC 9 and/or James Robinson, then each such Sale-Leaseback Property shall constitute “Real Estate” hereunder, to the extent that such status affords Purchaser the Designation Rights with respect to such Real Estate, and the terms hereof applicable to Real Estate shall then apply; provided, however, that Seller shall transfer to Designee the same title that Designee would have received had the transfer been made directly from CC 9 to Designee.

            (d)        If Seller does not obtain fee simple title to a Sale-Leaseback Property then the CC 9 Lease for such Sale-Leaseback Property shall constitute a “Lease” hereunder.  In the event that Purchaser exercises its Designation Rights to such a Sale-Leaseback Property, then at the Property Closing with respect to the CC 9 Lease for such Sale-Leaseback Property, Seller shall have leasehold title and a valid lease with respect to such Sale-Leaseback Property free and clear of all Liens (except any liens, claims or encumbrances deriving through CC 9 and/or James Robinson to the extent that the existence of said liens, claims or encumbrances does not constitute a breach of the representations and warranties contained in this Section 12.26), other than Permitted Encumbrances (but excluding encumbrances that will be released at the applicable closing by payment, or by establishment of a reserve for any cure in an amount reasonable agreed upon between landlord and Seller or as otherwise ordered by the Bankruptcy Court.  Seller shall transfer to Purchaser as and when requested by Purchaser, all of Seller’s right, title and interest in and to the Sale and Leaseback Agreement, PM Note, PM Mortgage, Maintenance Fee Note and Maintenance Fee Mortgage with respect to such Sale-Leaseback Property.  Seller shall transfer to Purchaser as and when requested by Purchaser, all of Seller’s right, title and interest in and to the Bridge Note, Security Agreement, Negative Pledge Agreement and General Partners Guaranty.

            (e)        On the Closing Date, Seller shall make the following additional representations and warranties, based upon Seller’s current management’s knowledge and belief, without having undertaken any specific investigation related to the subject matter of the representations and warranties provided immediately below,  with respect to each such Sale-Leaseback Property:

                        (i)         Seller is not aware of any facts that would give rise to a valid defense, affirmative defense, counterclaim or right of offset by CC 9 and/or James Robinson.

                        (ii)        Seller’s records indicate that Schedule 12.26 attached hereto and incorporated herein by reference sets forth (A) all payments received by Seller on account of the Bridge Note; (B) the balance due on account of the Bridge Note; and (C) the maturity date of the Bridge Note.

                        (iii)       To the best of Seller’s present management’s knowledge the Seller’s internal calculations show balances due on account of each PM Note in the amount reflected on Schedule 12.26A.

            (f)         At the time of the transfer referenced in Section 12.26 (d), Seller further represents and warrants with respect to each Sale-Leaseback Property that:

                        (i)         There have been no payments made on account of any PM Note.

                        (ii)        There is no document signed by Seller which would (A) invalidate the PM Note or the PM Mortgage or the lien created thereby, or (B) affect the balance of the PM Note.

                        (iii)       Seller is the holder and the sole owner of each PM Note and each PM Mortgage and other loan documents executed in connection therewith, free and clear of any and all claims, liens, charges or encumbrances (except any liens, claims or encumbrances deriving through CC 9 and/or James Robinson to the extent that the existence of said liens, claims or encumbrances does not constitute a breach of the representations and warranties contained in this Section 12.26); and upon entry of the Designation Order, Seller has full power and authority to transfer each PM Note and each PM Mortgage and all other related loan documents to any Designee free and clear of all claims, liens, charges, or any encumbrances; such Designee will receive the PM Note, the PM Mortgage and other loan documents with respect to each Sale-Leaseback Property designated hereunder free and clear of all claims, liens charges, or any encumbrances; and Seller has not previously pledged, hypothecated, encumbered, assigned or otherwise transferred, in whole or in part, its interest in any PM Note, any PM Mortgage, or any of the other loan documents related thereto.

            (g)        To the extent that Purchaser suffers actual monetary damages as a result of a breach of any of the above representations and warranties, Purchaser shall be entitled to a Purchase Price Reduction in an amount equal to the monetary damages so suffered; provided however, to the extent that Purchaser was aware as of the Closing Date of some thing or event that would make  the applicable Seller's representations and warranties not true and correct as of the date given, Purchaser shall not be entitled to recover any damages suffered as a result of that thing or event and Seller’s representations to that extent will be deemed to not have been breached.  To the extent Purchaser obtains fee simple title to the Sale-Leaseback Properties without the payment of any additional consideration, Purchaser will be conclusively presumed to not have suffered any damages.

            (h)        Seller shall take all such action as the Designation Rights Purchaser may reasonably require to enforce Seller’s rights to require the lessor of the Sale-Leaseback Properties to deliver fee simple title to those properties to a Designee for no additional consideration beyond the remaining lease payments, including, without limitation thereto, the filing and prosecution, at no cost to Purchaser, of a declaratory relief action to determine the rights of the parties with respect to the Sale-Leaseback Properties.  Seller shall support Purchaser’s right to participate in the declaratory relief action.  Except for costs incurred in connection with the filing and prosecution of the declaratory relief action, Purchaser shall be responsible for costs incurred in connection with the Sale-Leaseback Properties as provided in Section 2.6.

12.27   Landlord Indemnification Claims.

            (a)        As to occurrences before October 8, 2003, to the extent Purchaser pays any landlord indemnification claims on account of any Lease designated hereunder, Purchaser shall be entitled to reimbursement in accordance with Section 2.5(b)(ii)(D);

            (b)        Upon receipt by Purchaser of a claim for indemnification by a landlord based upon an occurrence before October 8, 2003, Purchaser shall notify Seller of such claim and Seller shall have the right at its option and expense to defend such claim, provided, however, that the Seller shall not have the right to act in any manner with respect to the claim that would give the landlord a right to validly declare the Lease to be in default.  In the event Seller elects to not defend said claim or acts in a manner that would give the Landlord a right to validly declare the Lease to be in default, Purchaser may defend, settle, or pay the claim and be entitled to reimbursement in accordance with Section 2.5(b)(ii)(D);

            (c)        Upon receipt by Purchaser of a claim for indemnification by a landlord based upon an occurrence on or after October 8, 2003, Purchaser shall notify Seller of such claim and Seller shall have the right at its option and expense to defend such claim, provided, however, that the Seller shall not have the right to act in any manner with respect to the claim that would give the landlord a right to validly declare the Lease to be in default.  In the event Seller elects to not defend said claim or acts in a manner which gives the landlord the right to validly declare the Lease to be in default, Purchaser may defend, settle, or pay the claim and be entitled seek reimbursement for any payment made in connection therewith pursuant to Section 2.5(b)(ii) or if sufficient funds are not available in the escrow, as an Allowed Administrative Claim pursuant to 2.5(b)(vii).  Seller and Purchaser agree to cooperate with each other with respect to a response to any landlord indemnification claim.  In the event the Seller and Purchaser cannot reach agreement as to the amount of an indemnification claim that should be paid to a landlord, or whether a payment is necessary in order to avoid giving a landlord the right to validly declare a default under the Lease, Seller and Purchaser agree to raise the issue in the Bankruptcy Court, and to be bound by the Bankruptcy Court's decision in that regard.

            (d)        With respect to claims known to Seller prior to expiration of any applicable bar dates including, without limitation, any administrative claim bar date, based upon occurrences on or after October 8, 2003,  but before the Property Closing Date with respect to any Property, Seller shall (i) give notice to the Landlord and to any and all such known claimants (i.e., claimants that have filled out an incident report, made some form of written demand upon Seller, or Seller’s employees have created a record of such occurrence) who may have a claim of any nature against Seller of (A) the designation of such Lease, (B) the Bankruptcy Case, and (C) any applicable bar dates including, without limitation, any administrative claim bar date; (ii) obtain a waiver or release barring the assertion of any such rights or claims under the Lease against the Designee; or (iii) obtain a Bankruptcy Court order waiving or barring the assertion of any rights or claims under the Lease against the Designee.

            (e)        With respect to occurrences after the applicable Property Closing Date, or to the extent any claim is not known to Seller prior to the expiration of any applicable bar dates, including any administrative claims bar date, regardless of when such claim arose, Seller shall have no liability with respect thereto.

            (f)         Seller acknowledges that with respect to any and all claims arising from the Hepatitis A outbreak at its Beaver Valley Mall location, (i) Seller has insurance coverage to address potential landlord indemnification claims and (ii) Purchaser will not have any liability with respect to any such landlord indemnification claims should such claims arise.

            In connection with any and all pre-Property Closing Date customer claims under the Leases, Seller hereby represents, warrants and covenants to the best of its knowledge and belief without having undertaken any additional investigation to Purchaser that (i) Seller has provided Purchaser with summaries concerning any and all known pre-Property Closing Date customer claims (ii) that it will continue to provide Purchaser with additional summaries in any way related to such claims, including, without limitation, any information related to a potential claimant that was unknown to Seller as of the date hereof but becomes known to Seller subsequent to the date hereof and prior to the expiration of Seller’s designation rights under Section 2.7 above.

  [REMAINDER OF THIS PAGE INTENTIONALLY BLANK; SIGNATURE BLOCKS FOLLOW]

            IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

SELLER:

CHI-CHI’S, INC., a Delaware corporation, on its own behalf and on behalf of each of its subsidiaries or affiliates set forth on Exhibit A attached hereto

By:       ______________________________

Name:  ______________________________

Its:        ______________________________

PURCHASER:

OS REALTY, INC., a Florida corporation

By:_________________________
Carl W. Sahlsten
Vice Pres. of Real Estate and Development

EXHIBIT A

SELLER ENTITIES

1.         Chi-Chi’s, Inc., a Delaware corporation

2.         CCMR of Catonsville, Inc.

3.         CCMR of Cumberland, Inc.

4.         CCMR of Frederick, Inc.

5.         CCMR of Greenbelt, Inc.

6.         CCMR of Harford County, Inc.

7.         CCMR of Maryland, Inc.

8.         CCMR of Ritchie Highway, Inc.

9.         CCMR of Timonium, Inc.

10.       Chi-Chi’s of West Virginia, Inc.

11.       Maintenance Support Group, Inc.

EXHIBIT B

FORM OF DESIGNATION ORDER

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

                                                                                    )
In re:                                                                            )           Chapter 11
                                                                                    )
CHI-CHI’S, INC. et al.,                                              )           Case No. 03-13063
                                                                                    )           Jointly Administered
                                                 Debtors.                       )
                                                                                                Related Docket No. 981

ORDER UNDER 11 U.S.C. §§ 105, 363, AND 365 AND
FED. R. BANKR. P. 2002, 6004 AND 6006 (I) AUTHORIZING THE
DEBTORS TO ENTER INTO SALE AGREEMENT PURSUANT TO WHICH THE
RIGHT TO SELL THE DEBTORS’ INTEREST IN ITS REAL PROPERTY AND TO DIRECT AND DESIGNATE THE ASSIGNMENT OF THE DEBTORS’ INTERESTS IN THE LEASES FOR CERTAIN OF THEIR LEASED REAL PROPERTY WHICH WILL BE SOLD FREE AND CLEAR OF CLAIMS, LIENS AND ENCUMBRANCES, (II) APPROVING A PROCESS FOR THE SUBSEQUENT SALE OF THE REAL PROPERTY AND ASSUMPTION AND ASSIGNMENT OF THE LEASES FOR SUCH LEASED REAL PROPERTY TO DESIGNEES, AND (III) GRANTING OTHER RELIEF

Upon the motion, dated June 24, 2004 (the “Motion”) of Chi-Chi’s, Inc, a Delaware corporationand certain of its domestic subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, “Debtors”), for an order, pursuant to sections 105, 363, and 365 of title 11, United States Code (the “Bankruptcy Code”), and Rules 2002, 6004 and 6006 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), (i) authorizing the Debtors to sell Designation Rights1 to KIMGB2, LLC(“KIMGB”) or a person or entity submitting a higher or better offer in this case,   OS REALTY, INC., as the “Successful Bidder,” which   shall be referred to herein as the “Designation Rights Purchaser”) in accordance with the terms and conditions of the Designation Rights Agreement, dated as of July 23, 2004

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1              Capitalized terms not defined herein have the meanings ascribed to them in the Designation Rights Agreement.

between OS Realty, Inc. ("OSR") and the Debtors, as amended at the Auction and as further amended or memorialized by that certain Designation Rights Agreement dated as of August 30, 2004, a copy of which is attached hereto and incorporated by reference as Exhibit “A,” (as it may hereafter be further amended by the Debtors and the Designation Rights Purchaser from time to time, the “Designation Rights Agreement,”), and (ii) approving a process for the subsequent transfer or sale of the Real Estate, FFE, Liquor Licenses  and other assets as described in the Designation Rights Agreement and for the assumption and assignment of the Leases (such Leases, Real Estate, and other assets, along with rights of the Debtors in and with respect to the Real Estate and the Leased Premises, including (without limitation) all rights of the Debtors in or to any of the improvements located thereon, are sometimes hereinafter referred to, collectively, as the “Property or Properties”;2 said premises and said improvements located thereon are sometimes referred to, collectively, as the “Premises”) by the Debtors, as directed by the Designation Rights Purchaser, to anyone whatsoever, including (without limitation), the Designation Rights Purchaser, affiliates of the Designation Rights Purchaser, or third-parties (any such transferee or assignee is hereinafter sometimes referred to as a “Designee” and are, collectively, sometimes hereinafter referred to as “Designees”); and upon the record of the hearing held on July 15, 2004, at which the Court granted an order approving the bidding procedures and bidding protections governing the Auction (the “Bidding Procedures Order”); and upon the record of the hearing (the “Sale Hearing”) held at 2:00 p.m. on August 3, 2004 to

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2               The Debtors have both leasehold and non-leasehold rights and interests in the Sale/Leaseback Properties.  The terms “Lease” or “Leases” as used herein applies to the Debtors’ leasehold interests in the Sale/Leaseback Properties.  The terms “Property” or “Properties” as used herein applies to all of the Debtors’ interests in or related to the Sale/Leaseback Properties, including (without limitation) the Debtors’ Purchase Money Notes and Mortgage and options to purchase.

consider approval of the Designation Rights Agreement submitted by the Successful Bidder; and good and sufficient cause appearing therefore, the Court hereby makes the following:

FINDINGS OF FACT AND CONCLUSIONS OF LAW:3

Jurisdiction, Final Order and Statutory Predicates

            A.        The Court has jurisdiction over the Motion pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N) and (O).  Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.

            B.         This Order constitutes a final and appealable order within the meaning of 28 U.S.C. § 158(a).

            C.        The statutory predicates for the relief sought in the Motion include sections 105(a), 363, 365, and 525 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006 and 9014.

Retention of Jurisdiction

            D.        Itis necessary and appropriate for the Court to retain exclusive jurisdiction to, among other things, interpretand enforce the terms and provisions of this Order and the Designation Rights Agreement, and to adjudicate, if necessary, any and all disputes concerning or relating in any way to, or affecting, any of the transactions contemplated under the Designation Rights Agreement and to determine those issues brought before the Court pursuant to the Designation Rights Agreement.

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3               Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate.  See Fed. R. Bankr. P. 7052.  Decretal provisions of this Order shall have the same effect whether they are included in the Findings of Fact and Conclusions of Law or elsewhere in this Order.

Notice of the Motion

            E.         Due and adequate notice of the Motion, the Designation Rights Agreement, the Auction, the hearings, and the subject matter thereof was given to all parties in interest, and no other or further notice is necessary.  A draft of this Order was attached to the Motion.  A reasonable opportunity to object or be heard with respect to the Motion, the relief requested therein, and to the draft order attached to the Motion has been afforded to all interested persons and entities.  Timely objections of parties were dealt with by stipulation and were resolved  (see docket nos. 985-993) or overruled.

Sound Business Judgment

            F.         The relief requested in the Motion is in the best interests of the Debtors, their estates, their creditors, and other parties-in-interest.  The Debtors have demonstrated good, sufficient, and sound business purposes and justifications for the relief requested in the Motion.

Good Faith of Designation Rights Purchaser and Designees

            G.        A “stalking horse” agreement containing both cash and contingent future payments to the Debtor was negotiated and proposed between KIMGB and the Debtors and executed by those parties subject to Court approval, in good faith, from arm’s-length bargaining positions, and without collusion.  The Successful Bidder timely submitted a qualified competing bid in the form of the “stalking horse” agreement but containing an option, as set forth in Section 13.26 of the Successful Bidder’s initial bid, in favor of the Debtors under which, inter alia, they could elect a higher cash payment to be paid in cash or deposited into escrow by the Successful Bidder/Designation Rights Purchaser at Closing in lieu of the contingent future consideration.  The Debtors, KIMGB and the Successful Bidder were all represented by counsel.  The

Successful Bidder/Designation Rights Purchaser proposed its competing bid in good faith and without collusion and, as set forth below, participated in the Auction in good faith.  The Designation Rights Purchaser is not an insider or affiliated with the Debtors, is a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code, and is entitled to the protection thereof.  Neither the Debtors nor the Designation Rights Purchaser have engaged in any conduct that would cause or permit the Designation Rights Agreement, or the sale of the Designation Rights and the subsequent transfer of the Properties to the Designation Rights Purchaser pursuant hereto, to be avoided under section 363(n) of the Bankruptcy Code.  Subject to the provisions herein, the Designees (as defined herein), and including the Designation Rights Purchaser and its affiliates, shall also be determined to be good faith purchasers within the meaning of section 363(m) of the Bankruptcy Code and shall be entitled to all of the protections arising thereunder without further order of Court.

The Auction

            H.        In accordance with the Bidding Procedures Order and the bidding procedures provided thereunder, the Debtors determined that they had received two qualified competing bids, each of which constituted a higher and better offer than the stalking horse agreement.  The Debtors accordingly conducted the Auction on July 30, 2004 in Newport Beach, California.  The three competing bidders, including KIMGB and the Successful Bidder, attended the Auction, as did the Debtors’ senior management, respective counsel and financial advisors for the official committee of unsecured creditors (the “Committee”) and the Debtors, representatives of the DIP Lender and other interested parties.  At the Auction, following certain clarifications, representations, and discussions, the Debtors considered competing bids for the Designation Rights.  Each bidder was offered opportunities to increase their bids in an effort to obtain the highest or best bids for the Designation Rights or all of the Properties.

            I.          The Designation Rights Agreement contains terms and conditions beneficial to the Debtors which constitute the highest and best offer for the Designation Rights and the Properties.  These terms are set forth in detail in the Designation Rights Agreement, and some of the significant terms are summarized below:4

                                    (a)        The Purchase Price is fixed at $42.5 million payable in cash on the Closing Date (less the Good Faith Deposit already delivered to the Debtors and subject to a reduction of $1.1 million if the Debtors elect to exclude the Southgate, Michigan Property) subject to prorations, reductions, and adjustments set forth in the Designation Rights Agreement;

                                    (b)        The Debtors shall escrow the sum of $8 million out of the Purchase Price paid at Closing (the “Escrowed Proceeds”) with Wilmington Trust Company or such other escrow agent mutually acceptable to Seller and Purchaser (the “Escrow Agent”) to be disbursed by the Escrow Agent in accordance with the Designation Rights Agreement;

                                    (c)        To the extent that the Escrowed Proceeds related to pre-Closing Date cure costs are not sufficient to pay all such cure costs on all Leases to be assumed and assigned to Designees, the Debtors shall pay such pre-Closing Date cure costs to directly the Landlord at each Property Closing or provide for an escrow for any disputed amounts as now specifically set forth in paragraph 15 below;

                                    (d)        Subject to the $500,000 cap on landlord indemnification claims as set forth in the Designation Rights Agreement, to the extent that the Escrowed Proceeds are not sufficient to reimburse the Designation Rights Purchaser for each item set forth in Section 2.5(b)(ii) of the Designation Rights Agreement, the Designation Rights Purchaser is hereby granted an allowed claim under Section 364 of the Bankruptcy Code with administrative priority status over any and all other costs and administrative expenses,

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4               In the event of any inconsistency between the summary contained below and the Designation Rights Agreement, the Designation Rights Agreement shall control.

                                                including, without limitation, the kind specified in Sections 105, 326, 330, 331, 503(b), 506, 507(a), 507(b) and 726 of the Bankruptcy code (the “Allowed Administrative Claim”).  The Designation Rights Purchaser is authorized to file an estimated Allowed Administrative Claim in accordance with the Designation Rights Agreement.  Further, the Designation Rights Purchaser’s ability to recover on account of its Allowed Administrative Expense Claim shall not be adversely affected by Section 365(k) of the Bankruptcy Code which has been waived by the Debtors pursuant to the Designation Rights Agreement;

                                    (e)        The Debtors have no rights, monetary or otherwise, respecting future sales or dispositions of the Properties, including any Proceeds derived from the Properties, all of which shall be retained by the Designation Rights Purchaser for its own account; except (i) with respect to properties that are excluded by OSR pursuant to paragraph 2.4 of the Designation Rights Agreement, (ii) with respect to leases which revert to Debtors pursuant to paragraph 2.7 of the Designation Rights Agreement (but subject to the Designation Rights Purchaser’s right to elect to retain the FFE and/or Liquor Licenses under Section 2.1(b) of the Designation Rights Agreement), and (iii) the proceeds from the sale of the Southgate, Michigan, Property, if excluded by the Debtors;

                                    (f)         So long as the Debtors are not in default of their obligations under the Designation Rights Agreement, the Designation Rights Purchaser shall be obligated, to pay any Carrying Costs in accordance with and subject to the terms of the Designation Rights Agreement.  Pursuant to the Designation Rights Agreement, the Designation Rights Purchaser shall pay the Carrying Costs to the Debtors via wire transfer to a separate bank account established by the Debtors for the sole purpose of paying Carrying Costs under the Designation Rights Agreement.  The Court hereby imposes a trust on all monies deposited by the Designation Rights Purchaser into this segregated bank account, which shall not be considered property of the Debtors or the Debtors’ estate.  The Debtors shall not commingle any funds with the funds deposited by the Designation Rights Purchaser into the separate bank account and shall use such deposited funds solely for the purpose of paying Carrying Costs pursuant to the Designation Rights Agreement.  The Designee shall be liable for all Carrying Costs after the Property Closing Date;

                                    (g)        The Designation Rights Purchaser shall be entitled to all rights and benefits under the Designation Rights Agreement, including the entitlement to receive title to those Properties that it elects to designate and the entitlement to exclude Properties that it elects not to designate.  With respect to the Sale/Leaseback Properties, the Debtors shall take all such action as the Designation Rights Purchaser may reasonably require to enforce the Debtors’ rights to require the lessor of the Sale/Leaseback properties to deliver fee simple title to those properties to the Designation Rights Purchaser for no additional consideration beyond the remaining lease payments including, without limitation thereto, the filing and prosecution, at no cost to the Designation Rights Purchaser, of a declaratory relief action to determine the rights of the parties with respect to the Sale/Leaseback Properties as more specifically set forth in the Designation Rights Agreement.5  The Debtors will assign and transfer to the Designation Rights Purchaser, at its request, or to its Designees, all of the Debtor’s right, title and interest to the leases, options to purchase, rights of first refusal, interests, notes, claims, rights, collateral, and title pertaining to those properties, including (without limitation) the Purchase Money Notes and Mortgages and the Bridge Note (if requested to do so) as more specifically provided in the Designation Rights Agreement, following which transfers and assignments the Designation Rights Agreement may, inter alia, sue and foreclose upon such Purchase Money Notes and Mortgages;

                                    (h)        The Designation Rights Purchaser may allocate the Purchase Price among the Properties as it deems fit;

                                    (i)         The Debtors and OSR shall perform all of their obligations under the Designation Rights Agreement, and the Debtors shall promptly transfer title to the Properties and assignments of the Leases as directed by the Designation Rights Purchaser.

Based upon the results of the Auction, the Debtors, in consultation with the Committee, determined that the bid of OSR was the highest and best offer for the Designation Rights in light of the agreement by Outback Steakhouse, Inc. (“OSI”) to guaranty the full and prompt performance of all obligations of OSR under the Designation Rights Agreement, including the payment of the Purchase Price (as defined in the Designation Rights Agreement).  The Debtors,

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5               Nothing herein or in the Designation Rights Agreement shall prejudice any right of the Debtors to recover their costs of prosecuting any action related to the Sale-Leaseback Properties from any party other than the Designation Rights Purchaser or its Designees, including (without limitation) C-C Restaurant, Ltd.-9, a California Limited Partnership and its partners or members.

  in consultation with the Committee, believe that the accepted Designation Rights bid will maximize the total consideration paid for the Properties.

Highest and Best Offer

            J.          The consideration provided by the Designation Rights Purchaser for the Designation Rights pursuant to the Designation Rights Agreement (i) is fair and reasonable, (ii) in light of the agreement by OSI to guaranty the full and prompt performance of all obligations of OS Realty, Inc. under the Designation Rights Agreement, including the payment of the Purchase Price, in cash, at closing (subject to appropriate prorations), is the highest and best offer for the Designation Rights, (iii) will likely provide a greater recovery for the Debtors’ creditors than would be provided by any other practical available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia.  The Debtors’ determination that the Designation Rights Agreement constitutes the highest and best offer for the Designation Rights constitutes a valid and sound exercise of the Debtors’ business judgment.

Requirements of Section 363(f) of the Bankruptcy Code Are Satisfied

            K.        The Debtors may sell the Designation Rights free and clear of all claims, liens, mortgages and encumbrances of any kind or nature whatsoever, other than the Permitted Encumbrances (as defined below), because, in each case, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code have been satisfied.  Those holders of claims, liens, mortgages and encumbrances who did not object, or who withdrew their objections, to the Motion or the relief requested therein are deemed to have consented pursuant to section 363(f)(2) of the Bankruptcy Code.  Those holders of liens, claims, mortgages and encumbrances who did object fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and are adequately protected by having their liens, claims and encumbrances, if any, attach to the portion of the cash proceeds of the consummation of the transactions contemplated by the Designation Rights Agreement ultimately attributable to the Property against or in which such holder asserts a lien, claim or encumbrance which is payable to the Debtors pursuant to the Designation Rights Agreement.

            Notwithstanding anything herein to the contrary, the written agreements and settlements of Affected Lease Parties or Affected Real Estate Parties (collectively hereafter the “Affected Parties”) (see docket nos. 985-993), on the one hand, and the Debtors, on the other hand, relating to the relief sought in this Order are (a) hereby approved and (b) shall govern and control to the extent inconsistent with this Order.

Consent of Official Committee

            L.         The Committee supports the entry of this Order and the consummation of the transactions contemplated by the Designation Rights Agreement.

No Successor Liability

            M.        The transfer pursuant to the Designation Rights Agreement of the Designation Rights to the Designation Rights Purchaser, and the subsequent transfer, sale and assignment pursuant to the Designation Rights Agreement of the Properties to the Designation Rights Purchaser, OSI,  or any other Designee, as the case may be, of the Properties, do not and will not subject or expose the Designation Rights Purchaser, or any Designee, as the case may be, or any of their respective affiliates, successors, predecessors, shareholders, members, partners, directors, officers, managers, employees, insiders, agents, representatives or advisors, to any liability, claim, cause of action or remedy by reason of such transfers under (A) the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based on, in whole or in part, directly or indirectly, including, without limitation, any theory of tort, creditors’ rights, equity, antitrust, environmental, successor or transferee liability, labor law, de facto merger, or substantial continuity, or (B) any employment contract, understanding or agreement, including, without limitation, collective bargaining agreements, employee pension plans, or employee welfare or benefit plans.

            N.        Nothing in this Order or the Designation Rights Agreement expands, affects, releases, nullifies, or enjoins the enforcement of any liability to a governmental unit under environmental statutes or regulations that any entity would be subject to as the owner or operator of property after the date of entry of this Order.  The acquisition of the Designation Rights does not, absent the subsequent acquisition of title to the real estate or leasehold interests by the Designation Rights Purchaser, impose any liability on the Designation Rights Purchaser.  The Designation Rights Purchaser shall retain all claims against the Debtors and other third parties, including their predecessors in title, for pre-Closing contamination of such Properties.

            O.        Neither the Designation Rights Purchaser, OSI nor any Designee is or will be assuming any of the Debtors’ obligations to their employees (including, without limitation, any obligations under the Debtors’ collective bargaining agreements).

            P.         No common identity of officers or directors exists among the Designation Rights Purchaser, on the one hand, and the Debtors, on the other.

            Q.        The Designation Rights Purchaser is purchasing the Designation Rights and, as contemplated by the Designation Rights Agreement and pursuant to the procedures established by the Designation Rights Agreement and this Order, certain Designees will be purchasing the Property.  The Designees shall have the right to purchase the FFE and the Liquor Licenses pursuant to the terms and provisions of the Designation Rights Agreement.  Any prohibition or restriction on the transfer of the Liquor Licenses is set aside to the maximum extent permitted by the Bankruptcy Code and applicable non-bankruptcy law.

Cure Payments Under Assigned Leases;
Adequate Assurance of Future Performance

            R.         Promptly after any Property Closing Date, (i) the Debtors shall fulfill all obligations under sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code and (A) cure any undisputed monetary default existing prior to the Property Closing Date with respect to any Lease or any REA (hereafter defined), if applicable, except those monetary obligations with respect to the period on and after the Closing Date, which obligations shall be the sole obligation of the Designated Rights Purchaser, or (B) establish an escrow for any cure amount in an amount agreed upon between the landlord in respect of such Lease and the Debtors or as otherwise ordered by the Court, and (ii) the Designees must fulfill all obligations under section 365(f)(2)(B) of the Bankruptcy Code by providing adequate assurance of future performance of the obligations under the Leases, including, without limitation, through the undertaking of any Designee to perform thereunder and the demonstration of its financial wherewithal, and, to the extent applicable to any Lease, as required by section 365(f)(3) of the Bankruptcy Code.  Under the Designation Rights Agreement, Designation Rights Purchaser has no obligation to satisfy obligations under section 365(f)(2)(A), 365(b)(1)(b), 365(f)(2)(B) and 365(f)(3).

Validity of the Transfers

            S.         The transfer of the Designation Rights to the Designation Rights Purchaser and any subsequent transfer, conveyance and assignment of the Properties to the Designees, as the case may be, pursuant to the Designation Rights Agreement, is or will be a legal, valid and effective transfer of the Designation Rights or the Properties, as the case may be, and vests or will vest the Designation Rights Purchaser or any Designee, as the case may be, with all right, title and interest of the Debtors to the Designation Rights or the Properties (including the Liquor Licenses and the FFE), as the case may be, free and clear of all of the following (collectively, “Encumbrances”):

            mortgages, security interests, conditional sale or other title retention agreements, pledges, “liens” (as that term is defined in section 101(37) of the Bankruptcy Code), judgments, demands, charges, encumbrances, options, claims, rights of first refusal, other Liens, and restrictions of all kind (including, without limitation, encumbrances (i) that purport to give to any party a right or option to effect any forfeiture, modification or termination of the interest of any Debtor or of the Designation Rights Purchaser or any Designee, as the case may be, in the Designation Rights or the Properties or the Premises, the Liquor Licenses, or the FFE  with respect thereto, as the case may be, or (ii) in respect of taxes accruing, arising or relating to a period prior to the Property Closing Date for a particular Property or the Premises with respect thereto.

            T.         The Designation Rights Purchaser would not have entered into the Designation Rights Agreement and would not consummate the transaction contemplated thereby, thus materially and adversely affecting the Debtors, their estates and their creditors, if the sale of the Designation Rights to the Designation Rights Purchaser and the sale of the Properties to the Designees were not free and clear of all Claims (as defined below) against the Debtors or their estates and Encumbrances ( except for the Permitted Exceptions and except as otherwise expressly stated as obligations of the Designation Rights Purchaser, or any Designees, as the case may be, under the Designation Rights Agreement).

Anti-Assignment Provisions

            U.        Certain of the Properties could be impacted by provisions in the applicable Leases or in certain reciprocal easement, operating or similar agreements relating to the Properties or the Premises to which the Debtors are a party (“REAs”), as the case may be, that expressly or effectively restrict, prohibit, condition or limit the assignment or transfer of or the effectiveness of a Lease or Property or use of the Premises, including, without limitation, the following provisions set forth in subparagraph (1) through (9) below (collectively, the “Anti-Assignment Provisions”):

            (1)        any provision of a Lease or an REA that purports to prohibit, condition, limit or otherwise restrict the assignment or transfer by the Debtors to the Designation Rights Purchaser of the Designation Rights or restrict the assignment to any Designee of the Leases or the Properties;

            (2)        any provision of a Lease or an REA that permits a non-debtor party at any time to increase payments under (including, without limitation, rent), declare a default with respect to, terminate, modify or cancel any Lease or REA or right or obligation thereunder by reason of (A) the assignment of the Designation Rights to the Designation Rights Purchaser or any Property to any Designees; (B) the conduct of a store-closing sale at the Premises; (C) the release of the Debtors from liability; (D) the Premises “going dark” for a period of time set forth in the Designation Rights Agreement as may be necessary either during the Designation Period or to permit any such Designee to remodel, restock, refixture, and/or change signage at such Premises; (E) discontinuation of operations, interruption of business, tenant remodeling restrictions or minimum sales requirements during the period set forth above; or (F) the Debtor(s) ceasing to be a party to any Lease or REA (clauses (A) – (F), the “Triggering Events”);

            (3)        any provision of a Lease or REA that purports to be “personal” to the Debtors or to be exercisable only by the Debtors;

            (4)        any provision of a Lease or REA that permits a non-debtor party at any time to exercise a right of first refusal, purchase options or to recapture possession by reason of any Triggering Event;

            (5)        any provision of a Lease or REA that permits a non-debtor party at any time to require payment of any fee, profit sharing or other payment by reason of the occurrence of any Triggering Event;

            (6)        any provision of a Lease or REA that permits a non-debtor at any time to impose any penalty or rental or other monetary adjustment or allocation by reason of the occurrence of any Triggering Event;

            (7)        any provision of a Lease that permits a non-debtor at any time to cancel, modify or restrict any Designees from exercising any renewal options or purchase options by reason of any Triggering Event;

            (8)        any provision of a Lease or REA that permits a non-debtor party at any time to seek damages or other relief by reason of a Triggering Event; and

            (9)        any provision of a Lease or REA that purports to prohibit, restrict or condition (A) the removal of existing signage and the installation of standard signs (subject to applicable municipal codes) displaying the trade name of any Designee; (B) any and all alterations, additions, replacements, or improvements (including, without limitation, the front fascia of the premises) deemed necessary by such Designees (subject to applicable municipal codes) to renovate, construct, furnish, replace, equip and conform the Premises to a prototypical store of any such Designees; or (C) operation of the Premises under such Designees’ trade names.

            V.        The Anti-Assignment Provisions would materially diminish the value of the Properties and the ability to assign and sell such Properties for value (including, without limitation, as contemplated by the Designation Rights Agreement).  The Anti-Assignment Provisions are inconsistent with sections 365(f)(1) and 365(f)(3) of the Bankruptcy Code and the Congressional policy expressed therein favoring a debtor’s ability to maximize the value of its assets.  A final and binding determination that the Anti-Assignment Provisions are unenforceable was a material and indispensable consideration of the Designation Rights Purchaser’s willingness to enter into the Designation Rights Agreement, is indispensable to marketability of the Properties, and is necessary to maximize the proceeds to be received by the Debtors’ estates.

IT IS HEREBY ORDERED, ADJUDGED AND DECREED THAT:

            1.         The Motion is GRANTED and APPROVED in accordance with the terms of this Order and the Designation Rights Agreement.  The Debtors’ and the Committee’s actions and decisions in connection with the Auction and the execution of the Designation Rights Agreement are ratified and approved, including (without limitation) their decision to recommend to the Court the final bid of OS Realty, Inc. as the highest and best offer. OS Realty, Inc. is approved as the Designation Rights Purchaser and shall have full and complete authority to direct the Debtors to transfer the Properties, including the Leases, the Premises, the FFE, and the Liquor Licenses to itself, to an affiliate, or to another Designee without the payment of further consideration to the Debtors.  The terms of the Designation Rights Agreement are expressly ratified and approved.

            2.         Without limiting any other rights of the parties under the Designation Rights Agreement, the Designation Rights Agreement shall be enforceable, at the option of OS Realty, Inc. by motion to compel filed with this Court.

            3.         For the reasons set forth on the record at the Sale Hearing, all objections to the Motion and the relief requested therein that have not been withdrawn, waived, or settled, and all reservations of rights included in such objections (other than those objections relating solely to (i) issues of adequate assurance of future performance under sections 365(f)(2)(B) and 365(b)(3), if applicable, to the extent not otherwise overruled as constituting unenforceable Anti-Assignment Provisions and (ii) the requirement that all cure obligations of the Debtors have been paid or reserved for by the Debtors, which are preserved until the filing of a Designee Notice (defined below)), are overruled on the merits.

            4.         The Debtors are authorized and empowered to enter into the Designation Rights Agreement consistent with this Order and the Auction and to sell, transfer, and convey the Designation Rights to the Designation Rights Purchaser.

            5.         The terms of the Designation Rights Agreement are approved in their entirety, and this Order and the Designation Rights Agreement shall be binding upon the Debtors, all creditors of the Debtors, and any trustees appointed in these cases or any trustees appointed in any subsequent cases under chapter 7 or chapter 11 of the Bankruptcy Code relating to the Debtors, and all other parties in interest and their successors and assigns.  The Designation Rights Purchaser shall pay the Purchase Price in accordance with the terms of the Designation Rights Agreement.  OSI has agreed to guaranty the full and prompt performance of all obligations of OS Realty, Inc. under the Designation Rights Agreement (the “Guaranty”), and hereby is directed to perform all obligations of OS Realty, Inc. under the Designation Rights Agreement, including the payment of the Purchase Price, within fifteen (15) days from receipt of written demand by Seller (as defined in the Guaranty attached as Exhibit C to the Designation Rights Agreement), which demand states in detail the nature of the alleged default(s) by OS Realty, Inc.  Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the lenders under the Amended and Restated Senior Secured, Super-Priority Debtor-In-Possession Loan and Security Agreement (“Agent”), has a security interest in and lien upon Sellers’ and Debtors’ rights with respect to the Guaranty, which Guaranty is hereby pledged to Agent.

            6.         Pursuant to sections 105(a) and 363(f) of the Bankruptcy Code and the Designation Rights Agreement, the Properties (upon the sale or assumption and assignment to Designees as provided herein), shall be transferred to the Designation Rights Purchaser and the Designees, respectively, free and clear of (i) all Encumbrances and (ii) any and all claims (as that term is defined in section 101(5) of the Bankruptcy Code), obligations, demands, debts, rights, contractual commitments, restrictions, interests and matters of any kind and nature, whether arising prior to or subsequent to the commencement of these chapter 11 cases, and whether imposed by agreement, understanding, law, equity or otherwise (including, without limitation, claims and encumbrances (A) that purport to give to any party a right or option to effect any forfeiture, modification or termination of the interest of any Debtor or of the Designation Rights Purchaser or its Designee(s), as the case may be, in the Designation Rights or the Properties or the Premises applicable to such Properties) or (B) in respect of any taxes (other than taxes included in Permitted Exceptions) (collectively, “Claims”), in each case, accruing, arising or relating to the period prior to the Closing with all mortgages, liens and security interests to attach to any amounts payable to the Debtors under the Designation Rights Agreement, with the same validity, force and effect that they now have as against the Designation Rights or the Properties, subject to any claims and defenses the Debtors and the Debtors’ estates may possess with respect thereto.  Notwithstanding anything herein to the contrary, the written agreements and settlements of Affected Parties or various landlords (see docket nos. 985-993), on the one hand, and the Debtors, on the other hand, relating to the relief sought in this Order are (a) hereby approved and (b) shall govern and control to the extent inconsistent with this Order.

            7.         Except as expressly permitted by the Designation Rights Agreement, (i) all persons and entities holding Encumbrances or Claims of any kind and nature accruing, arising or relating to a period prior to the applicable Property Closing with respect to any Property are hereby barred from asserting such Encumbrances or Claims against the Designation Rights Purchaser, OSI, or any applicable Designee, as the case may be, or any of their respective affiliates, stockholders, members, partners, parent entities, successors, assigns, officers, directors or employees, agents, representatives, and attorneys, or respective property, and (ii) the Designation Rights Purchaser, OSI or any Designees for their applicable Properties, as the case may be, shall have no liability or responsibility for any Claim or Encumbrance arising, accruing, or relating to a period prior to the Property Closing, except as otherwise provided for in the Designation Rights Agreement.

            8.         All Liens due and owing on the Closing Date, including Liens for unpaid real estate taxes, on the Designation Rights and Properties and will (a) be satisfied through cash payment in full to holders of such Liens or, in the event such Liens are disputed, the establishment of reserve(s) or escrow account(s) in the amount of such Liens, or (b) attach to any portion of the proceeds of sale of the Designation Rights and Properties which are payable to the Debtors pursuant to the Designation Rights Agreement with the same force, effect and priority as such liens have on the Designation Rights and Properties, subject, in each case, to the rights and defenses, if any, of the Debtors and any party in interest with respect thereto.  The real estate tax liens for taxes assessed but not yet due and payable will remain on the Properties until paid in full.  To the extent that the Designation Rights Purchaser pays any undisputed Claims or Taxes (including real estate taxes) related to or arising in periods prior to the Closing Date, the Debtors shall promptly reimburse the Designation Rights Purchaser for such Claims and Taxes, and the Designation Rights Purchaser shall be fully subrogated to the rights of such parties as to any liens they may have against the Proceeds from Sale.  Notwithstanding anything contained herein to the contrary, any and all Proration Items shall be satisfied in accordance with Section 10.2 of the Designation Rights Agreement.

            9.         All persons and entities, including, without limitation, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade and other creditors, holding interests of any kind or nature whatsoever against or in the Debtors, the Designation Rights or Properties (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to the Debtors, the Designation Rights, the Properties, the operation of the Debtors’ businesses, or the transfer of the Designation Rights to the Designation Rights Purchaser and the subsequent sale or assumption and assignment of the Properties to the Designees, hereby are (with respect to the Designation Rights), and will be (upon consummation of a sale or assumption and assignment of a Property to a Designee in accordance with this Order), forever barred, estopped, and permanently enjoined from asserting against the Designation Rights Purchaser, OSI, and the Designees, their successors or assigns, their property, or the Designation Rights and the Properties, as the case may be, such persons’ or entities’ claims, causes of action or interests.

            10.       The Anti-Assignment Provisions contained in the Leases and REAs shall not restrict, limit, or prohibit the sale or assumption and assignment of the Properties to or use of the Premises by the Designees; provided, however, that nothing herein shall limit the ability of an Affected Party to object to proposed “cure” or the “adequate assurance of future performance” of a Designee under a Lease pursuant to section 365 of the Bankruptcy Code.   Further, without limiting the foregoing, notwithstanding any provision in a Lease or REA to the contrary, (a) the Premises will be allowed to remain “dark” during the Designation Period, or such longer period as provided in a further order of the Court, (b) the Premises sold or assigned to a Designee will be allowed to remain “dark” for up to six (6) months after an assignment of the Leases and for up to one (1) additional year after a sale of the Real Estate, or such longer period as provided in a further order of the Court, to the extent necessary to enable the Designee to move into, remodel, restock, refixture, renovate, construct, furnish, replace, equip, conform and use the Premises to a prototypical store of any such Designees; and to change the signage of said Premises and (c) a Designee will be allowed to re-model and make changes and to replace and modify existing signage for the Designee’s proposed use of the Premises contained in the Designee Notice.

            11.       Each and every Anti-Assignment Provision is null, void and of no force and effect in connection with any assignment of the Leases to any Designees pursuant to the Designation Rights Agreement; provided that all issues regarding (i) adequate assurance of future performance with respect to the assumption of a Lease, (ii) cure issues under section 365 of the Bankruptcy Code, and (iii) whether a Designee qualifies as a good faith purchaser under section 363(m) of the Bankruptcy Code as to a particular Lease shall be fully reserved until the filing of a Designee Notice with respect thereto.6

            12.       The Leases and the REAs shall be transferred to, and remain in full force and effect for the benefit of, the applicable Designees, in accordance with their respective terms, notwithstanding any provision in any such Lease or any REA (including, without limitation, an Anti-Assignment Provision, or as described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, conditions, or limits such assignment or transfer.

___________________

6           The failure to list any one or more of the Anti-Assignment Provisions herein shall not be construed in any way to affect or otherwise diminish the Court’s invalidation of all Anti-Assignment Provisions in their entirety in connection with any assignment of the Leases to any Designees pursuant to the Designation Rights Agreement.

            13.       Each non-Debtor party to any Lease or an REA is hereby barred and permanently enjoined from asserting against the applicable Designee, the Designation Rights Purchaser, and OSI, any default, claim or liability existing, accrued, arising or relating to a period prior to the applicable Property Closing.

            14.       The assigned Leases shall be transferred to, and remain in full force and effect for the benefit of, the applicable Designees in accordance with their respective terms, notwithstanding any provision in any Lease or any REA (including those described in paragraph V above and sections 365(b)(2) and (f) of the Bankruptcy Code) that expressly or effectively prohibits, restricts, or conditions such assignment or transfer.

            15.       Pursuant to sections 365(a), (b), (c) and (f) of the Bankruptcy Code, the Debtors are authorized on or before the Property Closing Date with respect to any Property or, in the case of defaults under the applicable Lease that are the subject of bona fide disputes, within five (5) business days of the effectiveness of a settlement or Final Order of this Court resolving such disputes, to cure all monetary pre-Closing Date defaults under such Lease to the extent required to be cured pursuant to section 365 of the Bankruptcy Code, solely at the expense of the Debtors.  Pending a determination by either agreement of the Debtors and the landlord or Final Order of the Bankruptcy Court regarding any disputed amounts required to be cured under section 365 of the Bankruptcy Code in connection with the assumption and assignment of any Lease, the Debtors will escrow with the Debtors’ counsel the disputed amount or such other amount determined by agreement or an order of the Bankruptcy Court.

            16.       Subject to and conditioned upon the occurrence of the Property Closing with respect to any Property and the procedures set forth in the Designation Rights Agreement, and subject to the other provisions of this Order, the Debtors are hereby authorized in accordance with sections 365(b) and (f) of the Bankruptcy Code to (i) assume and assign to any Designees the applicable Leases with respect to such applicable Property, with any applicable Designee being responsible only for the post- Closing liabilities under the applicable Leases except as otherwise provided for in the Designation Rights Agreement, this Order and any written agreement with the Designee, and (ii) execute and deliver to any applicable Designee such assignment documents as may be reasonably necessary to sell, assign and transfer such applicable Lease and Property; provided that, notwithstanding anything in this Order to the contrary, there shall be no assumption of any such Lease absent simultaneous assignment thereof to the applicable Designee (including the Designation Rights Purchaser if it designates itself).  Except as otherwise provided in the Designation Rights Agreement, this Order or any written agreement with the Designee, any Designee shall not have any liability for the cure of any defaults existing or accruing, arising, or relating to a period prior to the Closing with respect to such applicable Leases and each non-Debtor party to an assigned Lease is hereby barred and permanently enjoined from asserting against such applicable Designee any default, claim or liability existing, accrued, arising or relating to a period prior to the Closing with respect to such Lease.

            17.       All defaults (or in the case of monetary defaults that are the subject of bona fide disputes, to the extent that the amounts of such defaults are agreed to by the Debtors pursuant to a settlement or otherwise determined by Final Order of the Bankruptcy Court resolving such disputes) of the Debtors under the Leases arising, accruing or relating to a period prior to the Closing Date for the particular Lease (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) and required to be cured under section 365 of the Bankruptcy Code have been or will be promptly cured by the Debtors at or following the Property Closing Date and will be deemed to be cured at the Property Closing with respect to the applicable Designee.  No Designee shall have any liability or obligation with respect to any defaults relating to the assigned Leases arising, accruing or relating to a period prior to the Closing Date, except to the extent otherwise expressly provided in the Designation Rights Agreement, a written agreement with such Designee or an order of this Court.

            18.       Upon the Property Closing with respect to a Lease, any and all defaults under such Leases shall be deemed cured in all respects with regard to the applicable Designee and after the cure amount is paid to the applicable landlord pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall have no liabilities for any claims arising or relating to or accruing post-Property Closing under such assigned Lease.

            19.       Within five (5) days of receipt of written notice (a “Designee Notice”) from the Designation Rights Purchaser to the Debtors as to a proposed sale of Real Estate or an assignment of a Lease to a Designee (which Designee Notice shall (i) state the identity of the Designee, and (ii) set forth or provide documentation or other information from the Designee with respect to satisfying the requirements of demonstrating adequate assurance of future performance only with respect to the Leases under section 365(f)(2)(B) and, if applicable, section 365(b)(3) of the Bankruptcy Code (as limited by section 365(f) of the Bankruptcy Code) (collectively, the “Purchaser’s Information”)), the Debtors shall deliver a written notice (the “Affected Parties Notice”) to all Affected Parties with respect to the Property.  The Affected Parties Notice shall (a) be in form and substance reasonably acceptable to the Designation Rights Purchaser and (b) be consistent with and set forth all of the Purchaser’s Information provided in the Designee Notice.  All Designees shall submit themselves to an expedited discovery process (including document production) to the extent requested by an Affected Party by agreeing to participate in one or more depositions on two (2) business days’ prior written notice with respect to any issue concerning such Designees’ ability to satisfy the requirements of adequate assurance of future performance under section 365 of the Bankruptcy Code for a Lease and to qualify as a good faith purchaser entitled to the protections under section 363(m) of the Bankruptcy Code.  All Affected Parties shall likewise submit themselves to such expedited discovery procedures (including document production) with respect to their objection or potential objections with respect to such issues.  Any Affected Party with respect to a particular Property may raise an objection to the proposed assignment and transfer to a Designee of the Property contemplated in the Affected Party Notice on any one (1) or more of the following grounds: (a) an alleged lack of adequate assurance of future performance with respect to a Lease related to such assignment under section 365 of the Bankruptcy Code, (b) cure amounts or cure issues, or (c) that the Designee is not a good faith purchaser within the meaning of section 363(m) of the Bankruptcy Code solely with respect to that particular Property.  Other than the grounds set forth in the prior sentence, no other grounds for objections shall be considered by this Court or may be raised by any such Affected Parties.   If any Affected Party elects to object to the assignment and transfer of the Property to the Designee on one (1) or more of the permitted grounds as aforesaid, such Affected Party must file with the Court a written objection setting forth the reasons for such objection on or before ten (10) days after delivery to such Affected Party of the applicable Affected Party Notice (the “Objection Deadline”) and serve such objection so as to be actually received by each of the following parties on or before the Objection Deadline:  (a) the Designation Rights Purchaser and its counsel, (b) the Debtors and their counsel, (c) the Designee and its counsel, and (d) counsel to the Committee, at the addresses set forth for each such party in the Affected Party Notice.

            20.       If (a) an Affected Party fails to timely object on one of the permitted grounds for objection as specified herein on or before the Objection Deadline with respect to a proposed transfer and assignment of a Property or (b) such objection relates only to cure amounts or cure issues, such transfer and assignment shall be deemed binding on such Affected Party and any objection to such assignment or transfer (other than with respect to cure issues or cure amounts) shall be forever waived, released and barred as of the Objection Deadline, and the requirements of sections 363(m), 365(b), (c) and (f) of the Bankruptcy Code with respect thereto shall be (and are hereby) deemed satisfied upon consummation of the sale and assignment of such Property and the transfer and assignment of the Property may proceed without any further order of the Court; provided, however, that on or before the applicable Property Closing Date the Debtors shall either pay any cure amount with respect to the applicable Lease or establish an escrow for any disputed cure in an amount (a) agreed upon between the landlord and the Debtors or (b) if no such agreement has been reached, then in an amount equal to the full amount of the disputed cure or as otherwise ordered by the Court.  In such event, the Property Closing may take place, without the requirement of any further order of the Court, at any time after the expiration of the Objection Deadline as and when specified in the Designation Rights Agreement or as otherwise agreed to by the Debtors and the Designation Rights Purchaser.

            21.       Subject to the terms of paragraph 22 of this order, below, if an Affected Party timely files an objection with respect to a proposed transfer and assignment of a Property on one (1) or more of the specified permitted grounds prior to the Objection Deadline (other than an objection relating to a cure issue or a cure amount), then, unless said objection is consensually resolved with or withdrawn by the objecting Affected Party, the Court will hold a hearing and rule on said objection.  In such event, the Property Closing will be delayed unless and until either such consensual resolution or withdrawal occurs or the Court enters a Sale Order.  Upon either such consensual resolution or withdrawal occurring or a Sale Order being entered, the applicable Property Closing shall take place, without any further order of the Court, as and when specified in the Designation Rights Agreement or as otherwise agreed to by the Debtors and the Designation Rights Purchaser.

            22.       In the event that the Debtors receive a Notice from the Designation Rights Purchaser, pursuant to paragraph 2.4 of the Designation Rights Agreement, that Designation Rights Purchaser has excluded a Lease, Debtors shall have the right to file a motion to reject the Lease which requires the landlord to file an objection to the rejection motion within 10 days of the date the motion is filed.  If no objection to the motion is timely filed by the affected landlord, the Lease will be deemed to have been rejected as of the date the motion to reject was filed and the Court will enter an order rejecting such Lease without further hearing.  In the event the affected landlord objects to the rejection of the Lease, the Court will set a hearing on the motion, and if the motion is granted the Lease will be deemed to be rejected as of the date the motion to reject was served.

            23.       The Designation Rights Purchaser’s and Debtors’ rights and obligations as to Carrying Costs are as set forth in the Designation Rights Agreement.

            24.       The implementationof the procedures contained herein with respect to objections do not change or shift, in any way, the burdens of proof upon the parties at any hearing to resolve any objection as such burdens would otherwise exist with respect to the disputed issues.

            25.       Pursuant to section 363(b) of the Bankruptcy Code, the Debtors and the Designation Rights Purchaser, as wellas its officers, employees, and agents, are authorized and directed to take any and all actions and/or execute any and all documents as may be necessary or desirable to consummate the transactions contemplated by the Designation Rights Agreement.  Any actions taken by the Debtors and the Designation Rights Purchaser necessary or desirable to consummate such transactions prior to the entry of this Order are hereby ratified.

            26.       The Designation Rights Agreement and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto, in a writing signed by both parties, and in accordance with the terms thereof, without further order of this Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates.

            27.       The failure specificallyto include any particular provisions of the Designation Rights Agreement in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Designation Rights Agreement be authorized and approved in its entirety.  To theextent of any conflict or inconsistency between the provisions of this Order and the terms and conditions of the Designation Rights Agreement, as between the Debtors, the Designation Rights Purchaser and the Designees, the Designation Rights Agreement shall govern and control.

            28.       No bulk sales lawor any similar law of any state or other jurisdiction shall apply in any way to any of the transactions under the Designation Rights Agreement.

            29.       The registers or recorders of deeds (or other similar recording agency) in their respective jurisdictions are herebydirected to accept this Order as sole and sufficient evidence of the transfer of title of the Properties to the applicable Designee, as the case may be, and such agency may rely upon this Order in consummating the transactions contemplated in the Designation Rights Agreement.

            30.       None of the Designation Rights Purchaser, its Designees, nor OSI as the case may be, is (or shall be deemed to be) a successor to the Debtors or their estates by reason of any theory of law or equity or as a result of the consummation of the transactions contemplated in the Designation Rights Agreement orotherwise.  None of the Designation Rights Purchaser, its Designees, or OSI as the case may be, (i) is assuming any collective bargaining agreement, employee pension, welfare or benefit plan or (ii) shall assume or in any way be responsible for any liability or obligation of the Debtors and/or their estates accruing, arising or relating to a period prior to the Closing, except as otherwise expressly provided in the Designation Rights Agreement.

            31.       The Debtors may filea plan or plans of liquidation or reorganization consistent with the terms of the Designation Rights Agreement.  Nothing contained in any Plan or order entered in (i) these chapter 11 cases, (ii) any subsequent chapter 7 case into which any such chapter 11 case may be converted, or (iii) any related proceeding subsequent to entry of this Order, shall conflict with or derogate from the provisions of the Designation Rights Agreement or the terms of this Order.   To the extent any provisions of this Order conflict with the terms and conditions of the Designation Rights Agreement, as between the Debtors and the Designation Rights Purchaser, or the Designees, as the case may be, the Designation Rights Agreement shall govern and control.

            32.       The Court shall retain exclusive jurisdiction to resolve any dispute arising from or relating to the Designation Rights Agreement or this Order, issue any order in furtherance of the transactions, and hear and resolve any issue relating to any subsequent sale or assignment to a Designee and to determine all issues between Debtors and the Designation Rights Purchaser related to the Designation Rights Agreement.

            33.       Notwithstanding anything in this Order to the contrary, any provision of any Lease or REA which is deemed or determined to be unenforceable as an Anti-Assignment Provision or otherwise, and all “go dark” relief and related relief approved herein,7 shall only apply to the initial transfer of the Properties from the Debtors to the Designation Rights Purchaser or any other Designee, as applicable, and to actions they take as tenants or owners of the Properties, and shall not apply prospectively to subsequent assignments or transfers and to actions that the subsequent transferors or assignees may take upon becoming owners or tenants of the Properties.

            34.       The transactions contemplated by the Designation Rights Agreement are undertaken by the Designation Rights Purchaser or its Designees (absent an objection sustained by the Court), as the case may be, in good faith (as that term is used in section 363(m) of the Bankruptcy Code), and the DesignationRights Purchaser and its Designees (absent an objection sustained by the Court), as the case may be, shall continue to be in good faith (as that term is used in section 363(m) of the Bankruptcy Code) by proceeding to close the transactions contemplated by the Designation Rights Agreement.  Accordingly, the reversal or modification on appeal of the authorization to consummate the Designation Rights Agreement and the transactions approved hereby shall not affect the validity and enforceability of such transactions, unless such authorization is duly stayed pending such appeal.  The Designation Rights Purchaser

___________________

7           The failure to list any one or more of the Anti-Assignment Provisions herein shall not be construed in any way to affect or otherwise diminish the Court’s invalidation of all Anti-Assignment Provisions in their entirety in connection with any assignment of the Leases to any Designees pursuant to the Designation Rights Agreement.

  is a good faith and bona fide purchaser for value of the Designation Rights and is entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code and as a holder in due course.  Each and every entity is enjoined from commencing or continuing an action seeking relief under section 363(n) of the Bankruptcy Code with respect to the Designation Rights Purchaser.

            35.       If at any time the Debtors no longer have any employees, including employees of Prandium, Inc. who are responsible for the Debtors’ operations, or at any time that the Designation Rights Purchaser reasonably determines that a Property Closing will not occur as a result of the Debtors’ unavailability, then in such events, the Designation Rights Purchaser is hereby deemed to be appointed as the Debtors’ attorney in fact and agent in accordance with Section 12.24 of the Designation Rights Agreement.

            36.       To the extent that the Escrowed Proceeds are not sufficient to satisfy in full the items set forth in Section 2.5(b) of the Designation Rights Agreement, with the exception of the escrow established pursuant to Section 2.5(b)(ii)D), the Designation Rights Purchaser is hereby granted an allowed claim under Section 364 of the Bankruptcy Code with administrative priority over any and all other costs and administrative expenses, including, without limitation, the kind specified in Sections 105, 326, 330, 331, 503(b), 506, 507(a), 507(b) and 726 of the Bankruptcy code (the “Allowed Administrative Claim”).  Further, the Designation Rights Purchaser’s ability to recover on account of its Allowed Administrative Claim shall not be adversely affected by Section 365(k) of the Bankruptcy Code which has been waived by the Debtors pursuant to the Designation Rights Agreement and which waiver is hereby approved in its entirety.

            37.       Pursuant to Section 2.6(b) of the Designation Rights Agreement, the Designation Rights Purchaser shall pay the Carrying Costs to the Debtors via wire transfer to a separate bank account established by the Debtors for the sole purpose of paying Carrying Costs under the Designation Rights Agreement.  The monies deposited by the Designation Rights Purchaser into the separate bank account are impressed with a trust in favor of the Designation Rights Purchaser and shall not to be property of the Debtors or the Debtors’ estates.  The Debtors are hereby directed to segregate the funds deposited by the Designation Rights Purchaser into this bank account and to use such deposited funds solely for the purpose of paying Carrying Costs pursuant to the Designation Rights Agreement.

            38.       The Debtors’ right to assume or reject any Leases pursuant to the Designation Rights Agreement is hereby further extended as to any Lease designated by Designation Rights Purchaser prior to the Extension Period for an additional ninety (90) days from the last day of the Extension Period in order to permit such Lease designation to be finalized.

            39.       Pursuant to the Designation Rights Agreement, the Debtors are hereby authorized and directed to file and prosecute a declaratory relief action in form satisfactory to the Designation Rights Purchaser to determine the rights of the Debtor, CC 9, the Designation Rights Purchaser, and any Designee to the Sale-Leaseback Properties.  The Designation Rights Purchaser shall have standing in any such declaratory relief action commenced by the Debtors with respect to the Sale-Leaseback Properties.

Date:  August ____, 2004

_____________________________
Honorable Charles G. Case, II
United States Bankruptcy Judge

EXHIBIT C

FORM OF GUARANTY

GUARANTY

GUARANTY, made as of  ___________, 2004 (herein together with all amendments and supplements hereof or hereto from time to time, the "Guaranty"), by OUTBACK STEAKHOUSE, INC, a Delaware corporation (the "Guarantor") to CHI-CHI’S, INC., a Delaware corporation ("Seller").

WHEREAS, Seller filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code on October 8, 2003.

WHEREAS, Seller and OS REALTY, INC., an affiliate of the Guarantor ("Purchaser"), have entered into a certain Designation Rights Agreement dated as of July 23, 2004 (as amended, the "Agreement").

WHEREAS, to provide assurance of future payment and performance to Seller under the Agreement, Seller has requested that this Guaranty be executed and delivered, and the Guarantor is willing to do so on the terms set forth below.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration the Guarantor agrees with Seller as follows:

1.         Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

2.         The Guarantor absolutely and irrevocably guarantees the full and prompt performance of all obligations of Purchaser under the Agreement, including the payment of the Purchase Price as required pursuant to the Agreement (collectively, the “Obligations”) without setoff or deduction for any purpose, subject only to the performance by Seller of Seller’s obligations under the Agreement.

3.         The Guarantor hereby agrees that (i) the obligations of the Guarantor hereunder are independent of and in addition to the undertakings of Purchaser pursuant to the Agreement, (ii) a separate action may be brought to enforce the provisions hereof, (iii) Seller may at any time, or from time to time, and without impairing the liability of the Guarantor for the Obligations: extend or change the time of payment and/or performance and/or the manner, place or terms of payment and/or performance of all or any of the Obligations.

4.         No failure on the part of Seller to exercise and no delay in exercising any right or remedy hereunder shall operate as a waiver thereof; nor shall Seller be estopped to exercise any such right or remedy at any future time because of any such failure or delay; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

5.         The Guarantor assumes the responsibility for keeping informed of the financial condition of Purchaser and of all other circumstances bearing upon the risk of nonpayment or nonperformance of the Obligations, and agrees that Seller shall have no duty to advise the Guarantor of any information known to Seller regarding any such financial condition or circumstances.

6.         In the event that the Guarantor should breach or fail to timely perform any provisions of this Guaranty, the Guarantor shall pay Seller all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred by Seller in the enforcement hereof or the preservation of Seller’s rights hereunder.

7.         Notice of acceptance of this Guaranty and notice of any obligations or liabilities contracted for or incurred by Purchaser are hereby waived by the Guarantor.

8.         This Guaranty may not be modified or amended except by a written agreement duly executed by the Guarantor and Seller.

9.         This Guaranty shall be construed, interpreted and the rights of the Guarantor and of Seller determined in accordance with the laws of the State of Delaware without regard to conflicts of laws principles thereof, except with respect to matters of law concerning the internal corporate affairs of any corporation, limited partnership or limited liability company which is a party to or the subject of this Guaranty, and as to those matters the law of the jurisdiction of incorporation or organization of such entity shall govern.  In the event of any litigation concerning this Guaranty, proper venue shall be the Bankruptcy Court and the Guarantor and Seller consent to such jurisdiction.

10.       The Guarantor hereby agrees to waive any trial by jury relating to this Guaranty.

11.       This Guaranty shall inure to the benefit of Seller, its successor and assigns and shall be binding upon the successors and assigns of the Guarantor.

12.       Seller shall have the right to demand performance or payment from the Guarantor of the Guarantor’s obligations under this Guaranty by making written demand to the Guarantor, stating in detail the nature of the alleged default(s) by Purchaser under the Agreement, and the Guarantor shall then have fifteen (15) days from receipt of such demand to cure the specified default(s) by Purchaser under the Agreement.

13.       All notices and other communications to the Guarantor pursuant to this Guaranty shall be sent in writing to the Guarantor at the address for the delivery of notices to Purchaser pursuant to the Agreement.  All notices and other communications to Seller pursuant to this Guaranty shall be sent in writing to Seller at the address for the delivery of notices to Seller pursuant to the Agreement.

14.       The Guarantor represents and warrants to Seller that it has the corporate or limited power and authority to execute and deliver this Guaranty, and that upon delivery, such Guaranty shall be a legal, valid and binding obligation of the Guarantor.

IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be duly executed as of the date first above written.

GUARANTOR:

Outback Steakhouse, Inc, a Delaware corporation

By:
 Carl W. Sahlsten
Vice Pres. Of Real Estate and Development

SCHEDULE A

FEE PROPERTIES

Unit ID	Address	City	State
CHI0078	7720 Old Trails Road	Indianapolis	IN
CHI0058	4837 Bay Road	Saginaw	MI
CHI0054	2455 Brice Road	Columbus	OH
CHI0071	1320 Boardman Poland Road	Youngstown	OH
CHI0413	4434 Scatterfield Road	Anderson	IN
CHI0025	3776 South State Street	Ann Arbor	MI
CHI0023	2408 Austin Parkway	Flint	MI
CHI0019	5609 West Main Street	Kalamazoo	MI
CHI0016	4880 Marsh Road	Okemos	MI
CHI0423	4495 24th Avenue	Port Huron	MI
CHI0005	13905 Lakeside Circle	Sterling Heights	MI
CHI0010	4000 West Market Street	Akron	OH
CHI0022	5075 Dressler Road NW	Canton	OH
CHI0398	2794 Colonel Glenn Highway	Fairborn	OH
CHI0407	1421 River Valley Blvd.	Lancaster	OH
CHI0392	2284 West 4th Street	Mansfield	OH
CHI0077	830 East Pittsburg Street	Greensburg	PA
CHI0416	599 Franklin Mills Circle	Philadelphia	PA
CHI0050	750 Middletown Boulevard	Langhorne	PA
CHI0454	18365 West Bluemound Road	Brookfield	WI
CHI0452	9396 U.S. Hwy. 16	Onalaska	WI
CHI0352	14980 Dix Toledo Highway	Southgate	MI
CHI0426	3101 East State Street	Hermitage	PA

GROUND LEASES

Unit ID	Address	Location
CHI0048	867 US-31 North	Greenwood - Indy, IN
CHI0033	2550 East Third Street	Bloomington, IN
CHI0045	739 Lynn Haven Parkway	Virginia Beach, VA
CHI0429	6640 Eastman Road	Midland, MI
CHI0088	3830 South US Hwy 41	Terre Haute, IN
CHI0409	120 North Pottstown Pike	Exton, PA
CHI0391	Braddock Square	Cumberland, MD
CHI0079	316 New Castle Road	Butler, PA
CHI0027	625 Route 1 at Gill Lane	Woodbridge, NJ
CHI0331	5800 Peach Street	Erie, PA
CHI0026	335 Highway Route 18	East Brunswick, NJ
CHI0310	2575 Maryland Road	Willow Grove, PA
CHI0421	2883 South Oneida Street	Green Bay, WI
CHI0330	6410 Coventry Way	Clinton, MD
CHI0422	3001 North Lexington Drive	Janesville, WI
CHI0305	1304 West Patrick Street	Frederick, MD
CHI0348	955 Riverside Street	W. Springfield, MA
CHI0300	1770 Brittain Road	Akron, OH
CHI0466-1	7717 Nicollet Avenue South	Richfield, MN
CHI0323	1085 Woodland Road	Reading, PA
CHI0459	5200 Durand Avenue	Racine, WI
CHI0417	1616 East Wooster Street	Bowling Green, OH
CHI0031	1598 Washington Road	Pittsburgh, PA

SCHEDULE A-1

SALE-LEASEBACK PROPERTIES

Unit ID	Address	City	State
CHI0085	40 Geoffrey Drive	Newark	DE
CHI0098	3430 State Road 26	Lafayette	IN
CHI0304	11570 Eleven Mile Road	Warren	MI
CHI0096	5924 W Saginaw Highway	West Lansing	MI
CHI0073	6150 Rockside Place	Independence	OH
CHI0313	7834 Reynolds Road	Mentor-Cleveland	OH
CHI0319	1405 Kenneth Road	York	PA
CHI0092	1101 Seminole Trail	Charlottesville	VA
CHI7072	4415 N. Rockwood Road	Peoria	IL
CHI7082	2151 Wabash Avenue	Springfield	IL
CHI0093	1705 W. McGalliard Road	Muncie	IN
CHI0089	7901 Mall Road	Florence	KY
CHI0327	1566 Reynolds Road	Maumee-Toledo	OH
CHI0320	5789 Mines Road	Niles	OH
CHI0074	7201 McKnight Road	Pittsburgh	PA

SCHEDULE B

BUILDING & LAND LEASES

Unit ID	Address	Location
CHI0099	1709 Deptford Center Road	Deptford, NJ
CHI0400	Roxbury Mall	Roxbury, NJ
CHI0312	214 Reynolds Road	Binghamton, NY
CHI0044	500 Clairton Boulevard	Pittsburgh, PA
CHI0084	8030 Governor Ritchie Hwy.	Pasadena, MD
CHI0432	700 Plaza Drive	Secaucus, NJ
CHI0455	5300 South 76th Street	Greendale, WI
CHI0013	9559 West 151st Street	Orland Park, IL
CHI0458	5005 South 74th Street	Southridge, WI
CHI0462	600 East Superior Street	Duluth, MN
CHI0415	600 Beaver Valley Mall	Monaca, PA
CHI0001	6110 East 82nd Street	Indianapolis, IN
CHI0453	414 Grand Canyon Drive	Madison, WI
CHI0451	1030 Clairemont Avenue	Eau Claire, WI
CHI0097	4357 Westland Mall	Columbus, OH

SCHEDULE 7.4

July 1, 2004

Dear Resident,

This letter is to inform you of an important construction project that will be beginning soon. The Abbayville Road Construction and North Highland Road Realignment project is {scheduled to begin the week of July 12,2004. A new section of Abbeyville Road is to be constructed between the two properties occupied by the former Red Lobster and Chi Chi's Restaurants.

The project will be constructed in two phases. The first phase will include constructing the new Abbeyville Road Connector. The new road will extend from the signalized intersection with Route 19 and Abbeyville Road to North Highland Road. There will be work performed at the intersection of North Highland Road that will involve some lane closures, Access on North Highland Drive will be provided during Phase 1, although you may experience some delays that are unavoidable in this type of construction project.

The second phase will include the reconstruction of North Highland Drive from Route 19 to Patton Drive. During this phase traffic will now be routed from Route 19 onto the new Abbeyville Connector to North Highland Road. The estimated project completion date is November 15,2004.

If you should have any questions or concerns during this project, please feel true to contact me at 412.831.9000 ext. 275. Your patience and understanding during construction will be greatly appreciated.

Sincerely,

DanFlatz
Public Improvements Inspector

1820 McLaughlin Run Road        Upper St. Clair, PA 15241-2332     412.831.900O      Fax 412.854.5330

Irving S. Firman 412.594.5557

                                                                                                                ifirman@tuckerlaw.com

VIA HAND DELIVERY

June 7, 2004

Joseph D, Talarico, Esq.
Talarico, Paladino & Berg
2150 Koppers Building
436 Seventh Avenue
Pittsburgh, PA 15219

Re: Township of Upper St. Clair v. Palombo
GD No. 04-1536
Taking of a portion of 319-H-90

Dear Mr. Talarico:

As you aware, the Township of Upper St, Clair has a taken a portion of ':he property identified as lot and block 319-H-90 owned without encumbrances by Dominic Palombo, Lita McGill Palombo and Richard Palombo. The Declaration of Taking was filed with the court on January 22,2004.

The Township of Upper St. Clair has obtained an appraisal on the portion of the property taken by Eminent Domain and had reached the opinion that tha fair market value of the property taken is Seventy-six thousand, seven hundred and twenty-three ($76,723.00) dollars.

Pursuant to 26 P.S. §1-407, enclosed is a check made payable to Dominic Palombo, Lita McGill Palombo and Richard Palombo as owners of the property in the amount of $76,723.00 as payment of the Condemnor's Estimate of Just Compensation for theproperty taken. If you have any questions or would like to discuss this matter further, please do not hesitate to contact me.

Very truly yours,

TUCKER ARENSBERG, P.C.

Irving S. Firman

ISF:

cc:        Douglas Watkins, Manager
Matthew Serakowski, Director of Community Development
Charles P. McCullough, Esquire

LIT:326281-1 016294-116383

Tucker Arensbarg, P.C. 1500 One PPG Place Pittsburgh, PA 15222 p.412.566.1212 f. 412.594.5619 www.tuckerlaw.com

SCHEDULE 11.2
Chi-Chi's, Inc.
Schedule of Estimated Cure Amounts Owed for Leases and Real Estate

		Estimated Cure Amount as of August 31, 2004

	Properties	Rent	CAM	Taxes	Contingency	Total

1	Unit 0001	$10,833.33	$-	$24,137.68	$2,985.87	$37,956.89
2	Unit 0005	-	353.42	20,710.59	2,985.87	24,049.88
3	Unit 0010	-	-	17,235.85	2,985.87	20,221.72
4	Unit 0013	17,000.00	-	95,148.73	2,985.87	115,134.61
5	Unit 0016	-	-	17,376.46	2,985.87	20,362.33
6	Unit 0019	-	-	3,671.29	2,985.87	6,657.16
7	Unit 0022	-	-	12,979.74	2,985.87	15,965.61
8	Unit 0023	-	-	29,970.72	2,985.87	32,956.59
9	Unit 0025	-	-	21,539.00	2,985.87	24,524.87
10	Unit 0026	7,500.00	8,896.18	17,834.70	2,985.87	37,216.75
11	Unit 0027	10,490.08	1,304.00	-	2,985.87	14,779.95
12	Unit 0031	2,425.50	-	17,099.30	2,985.87	22,510.67
13	Unit 0033	6,333.33	1,009.48	12,378.57	2,985.87	22,707.26
14	Unit 0044	22,742.13	-	29,465.22	2,985.87	55,193.22
15	Unit 0045	4,333.33	725.67	15,735.73	2,985.87	23,780.60
16	Unit 0048	2,666.67	640.00	18,368.41	2,985.87	24,660.95
17	Unit 0050	-	148.50	36,089.62	2,985.87	39,223.99
18	Unit 0054	-	-	21,872.48	2,985.87	24,858.36
19	Unit 0058	-	-	24,501.27	2,985.87	27,487.14
20	Unit 0071	-	-	17,311.29	2,985.87	20,297.16
21	Unit 7072	-	-	45,788.51	2,985.87	48,774.38
22	Unit 0073	-	-	27,333.70	2,985.87	30,319.57
23	Unit 0074	-	-	25,474.52	2,985.87	28,460.39
24	Unit 0077	-	-	13,325.58	2,985.87	16,311.45
25	Unit 0078	-	-	30,760.96	2,985.87	33,746.83
26	Unit 0079	1,653.08	198.50	-	2,985.87	4,837.45
27	Unit 7082	-	-	23,702.81	2,985.87	26,688.68
28	Unit 0084	14,756.00	16,974.34	64,826.35	2,985.87	99,542.57
29	Unit 0085	-	4,037.75	3,935.59	2,985.87	10,959.21
30	Unit 0088	2,750.00	624.58	24,976.39	2,985.87	31,336.84

		Draft and Subject to Change
		8/27/2004, 12:47 PM
		1 of 3

		Estimated Cure Amount as of August 31, 2004

	Properties	Rent	CAM	Taxes	Contingency	Total

31	Unit 0089	-	-	16,133.96	2,985.87	19,119.83
32	Unit 0092	-	-	3,133.69	2,985.87	6,119.56
33	Unit 0093	-	-	23,825.65	2,985.87	26,811.52
34	Unit 0096	-	-	19,878.59	2,985.87	22,864.47
35	Unit 0097	6,987.50	5,175.60	1,998.98	2,985.87	17,147.95
36	Unit 0098	-	-	22,096.40	2,985.87	25,082.27
37	Unit 0099	10,481.63	-	-	2,985.87	13,467.50
38	Unit 0300	5,416.70	-	36,664.03	2,985.87	45,066.60
39	Unit 0304	-	-	20,201.92	2,985.87	23,187.79
40	Unit 0305	9,400.00	-	3,797.98	2,985.87	16,183.85
41	Unit 0310	6,166.67	-	19,834.79	2,985.87	28,987.34
42	Unit 0312	8,000.00	-	3,512.21	2,985.87	14,498.09
43	Unit 0313	-	-	23,489.21	2,985.87	26,475.08
44	Unit 0319	-	-	2,830.94	2,985.87	5,816.81
45	Unit 0320	-	-	10,392.59	2,985.87	13,378.46
46	Unit 0323	5,823.12	-	288.78	2,985.87	9,097.77
47	Unit 0327	-	-	18,621.93	2,985.87	21,607.80
48	Unit 0330	6,666.67	-	2,652.28	2,985.87	12,304.82
49	Unit 0331	3,833.34	-	1,373.00	2,985.87	8,192.21
50	Unit 0348	4,991.25	2,455.56	13,807.12	2,985.87	24,239.80
51	Unit 0352	-	-	-	2,985.87	2,985.87
52	Unit 0391	3,166.67	835.62	341.67	2,985.87	7,329.84
53	Unit 0392	-	-	10,437.58	2,985.87	13,423.45
54	Unit 0398	-	-	9,216.57	2,985.87	12,202.45
55	Unit 0400	14,333.33	7,278.11	2,114.61	2,985.87	26,711.92
56	Unit 0407	-	-	8,973.21	2,985.87	11,959.08
57	Unit 0409	4,166.67	-	-	2,985.87	7,152.54
58	Unit 0413	-	2,366.33	12,698.52	2,985.87	18,050.72
59	Unit 0415	8,091.67	1,427.91	947.40	2,985.87	13,452.85
60	Unit 0416	-	120.98	-	2,985.87	3,106.85

		Draft and Subject to Change
		8/27/2004, 12:47 PM
		2 of 3

		Estimated Cure Amount as of August 31, 2004

	Properties	Rent	CAM	Taxes	Contingency	Total

61	Unit 0417	2,371.88	200.19	889.86	2,985.87	6,447.80
62	Unit 0421	11,091.67	-	18,154.71	2,985.87	32,232.25
63	Unit 0422	11,091.67	-	14,800.24	2,985.87	28,877.78
64	Unit 0423	-	-	18,201.18	2,985.87	21,187.05
65	Unit 0426	-	-	12,108.06	2,985.87	15,093.93
66	Unit 0429	2,587.50	558.68	11,837.36	2,985.87	17,969.41
67	Unit 0432	20,370.17	13,572.17	2,900.33	2,985.87	39,828.54
68	Unit 0451	11,355.00	-	19,411.58	2,985.87	33,752.45
69	Unit 0452	-	-	10,464.36	2,985.87	13,450.23
70	Unit 0453	12,498.20	-	22,323.51	2,985.87	37,807.59
71	Unit 0454	-	-	30,274.06	2,985.87	33,259.94
72	Unit 0455	5,000.00	2,635.36	1,200.91	2,985.87	11,822.14
73	Unit 0458	16,270.03	-	27,814.83	2,985.87	47,070.73
74	Unit 0459	3,500.00	845.80	20,339.12	2,985.87	27,670.79
75	Unit 0462	15,757.12	288.94	-	2,985.87	19,031.93
76	Unit 0466	12,800.00	-	11,163.32	2,985.87	26,949.20
		$325,701.91	$72,673.67	$1,224,698.06	$226,926.36	$1,850,000.00

		Draft and Subject to Change
		8/27/2004, 12:47 PM
		3 of 3

SCHEDULE 12.26
				ROBINSON BRIDGE NOTE					8/27/200412:47 PM

		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)

			Total	Total	12.0%				Cumulative
			Interest	Principal plus	Current Month	Payment Application			Principal
		Principal	Due	Interest Due	Interest	Payment	Interest	Principal	Reductions
					(input)
(1) Dec	1985	2,900,000.00	20,021.92	2,920,021.92	20,021.92
(2) Jan	1986	2,900,000.00	49,578.08	2,949,578.08	29,556.16	0.00	0.00	0.00	0.00
(3) Feb		2,900,000.00	0.38	2,900,000.38	27,649.32	77,227.02	77,227.02	0.00	0.00
(4) Mar		2,900,000.00	0.52	2,900,000.52	29,556.16	29,556.02	29,556.02	0.00	0.00
(5) Apr		2,900,000.00	0.52	2,900,000.52	28,602.74	28,602.74	28,602.74	0.00	0.00
(6) May		2,840,500.00	0.52	2,840,500.52	29,556.16	89,056.16	29,556.16	59,500.00	59,500.00
(7) Jun		2,840,500.00	0.52	2,840,500.52	28,015.89	28,015.89	28,015.89	0.00	59,500.00
(8) Jul		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(9) Aug		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(10) Sept		2,840,500.00	0.52	2,840,500.52	28,015.89	28,015.89	28,015.89	0.00	59,500.00
(11) Oct		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(12) Nov		2,840,500.00	0.52	2,840,500.52	28,015.89	28,015.89	28,015.89	0.00	59,500.00
(13) Dec		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(14) Jan	1987	2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(15) Feb		2,840,500.00	0.52	2,840,500.52	26,148.16	26,148.16	26,148.16	0.00	59,500.00
(16) Mar		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(17) Apr		2,840,500.00	0.52	2,840,500.52	28,015.89	28,015.89	28,015.89	0.00	59,500.00
(18) May		2,840,500.00	0.52	2,840,500.52	28,949.75	28,949.75	28,949.75	0.00	59,500.00
(19) Jun		2,839,913.81	0.00	2,839,913.81	28,015.89	28,602.60	28,016.41	586.19	60,086.19
(20) Jul		2,839,907.84	0.00	2,839,907.84	28,943.78	28,949.75	28,943.78	5.97	60,092.16
(21) Aug		2,839,901.81	0.00	2,839,901.81	28,943.72	28,949.75	28,943.72	6.03	60,098.19
(22) Sept		2,839,309.20	0.00	2,839,309.20	28,009.99	28,602.60	28,009.99	592.61	60,690.80
(23) Oct		2,839,297.07	0.00	2,839,297.07	28,937.62	28,949.75	28,937.62	12.13	60,702.93
(24) Nov		2,839,285.21	0.00	2,839,285.21	28,004.03	28,015.89	28,004.03	11.86	60,714.79
(25) Dec		2,839,272.83	0.00	2,839,272.83	28,937.37	28,949.75	28,937.37	12.38	60,727.17
(26) Jan	1988	2,839,181.26	0.00	2,839,181.26	28,858.18	28,949.75	28,858.18	91.57	60,818.74
(27) Feb		2,839,094.72	0.00	2,839,094.72	26,995.49	27,082.03	26,995.49	86.54	60,905.28
(28) Mar		2,839,001.34	0.00	2,839,001.34	28,856.37	28,949.75	28,856.37	93.38	60,998.66
(29) Apr		2,838,910.05	0.00	2,838,910.05	27,924.60	28,015.89	27,924.60	91.29	61,089.95
(30) May		2,838,814.80	0.00	2,838,814.80	28,854.50	28,949.75	28,854.50	95.25	61,185.20
(31) Jun		2,838,721.68	0.00	2,838,721.68	27,922.77	28,015.89	27,922.77	93.12	61,278.32
(32) Jul		2,838,624.51	0.00	2,838,624.51	28,852.58	28,949.75	28,852.58	97.17	61,375.49
(33) Aug		2,838,526.35	0.00	2,838,526.35	28,851.59	28,949.75	28,851.59	98.16	61,473.65
(34) Sept		2,838,430.39	0.00	2,838,430.39	27,919.93	28,015.89	27,919.93	95.96	61,569.61
(35) Oct		2,838,330.26	0.00	2,838,330.26	28,849.62	28,949.75	28,849.62	100.13	61,669.74
(36) Nov		2,838,232.37	0.00	2,838,232.37	27,918.00	28,015.89	27,918.00	97.89	61,767.63
(37) Dec		2,838,130.23	0.00	2,838,130.23	28,847.61	28,949.75	28,847.61	102.14	61,869.77
(38) Jan	1989	2,838,106.08	0.00	2,838,106.08	28,925.60	28,949.75	28,925.60	24.15	61,893.92
(39) Feb		2,838,087.05	0.00	2,838,087.05	26,126.13	26,145.16	26,126.13	19.03	61,912.95
(40) Mar		2,838,062.46	0.00	2,838,062.46	28,925.16	28,949.75	28,925.16	24.59	61,937.54
(41) Apr		2,838,038.42	0.00	2,838,038.42	27,991.85	28,015.89	27,991.85	24.04	61,961.58
(42) May		2,838,013.34	0.00	2,838,013.34	28,924.67	28,949.75	28,924.67	25.08	61,986.66
(43) Jun		2,837,988.81	0.00	2,837,988.81	27,991.36	28,015.89	27,991.36	24.53	62,011.19
(44) Jul		2,837,963.22	0.00	2,837,963.22	28,924.16	28,949.75	28,924.16	25.59	62,036.78
(45) Aug		2,837,937.37	0.00	2,837,937.37	28,923.90	28,949.75	28,923.90	25.85	62,062.63
(46) Sept		2,837,912.10	0.00	2,837,912.10	27,990.62	28,015.89	27,990.62	25.27	62,087.90
(47) Oct		2,837,885.73	0.00	2,837,885.73	28,923.38	28,949.75	28,923.38	26.37	62,114.27
(48) Nov		2,837,859.95	0.00	2,837,859.95	27,990.11	28,015.89	27,990.11	25.78	62,140.05
(49) Dec		2,837,833.05	0.00	2,837,833.05	28,922.85	28,949.75	28,922.85	26.90	62,166.95
(50) Jan	1990	2,837,805.87	0.00	2,837,805.87	28,922.57	28,949.75	28,922.57	27.18	62,194.13
(51) Feb		2,837,781.07	0.00	2,837,781.07	26,123.36	26,148.16	26,123.36	24.80	62,218.93
(52) Mar		2,837,753.36	0.00	2,837,753.36	28,922.04	28,949.75	28,922.04	27.71	62,246.64
(53) Apr		2,837,753.36	27,988.80	2,865,742.16	27,988.80	0.00	0.00	0.00	62,246.64
(54) May		2,837,753.36	34,307.91	2,872,061.27	28,921.76	22,602.65	22,602.65	0.00	62,246.64
(55) Jun		2,837,753.36	40,795.71	2,878,549.07	27,988.80	21,501.00	21,501.00	0.00	62,246.64
(56) Jul		2,837,753.36	69,717.47	2,907,470.83	28,921.76	0.00	0.00	0.00	62,246.64
(57) Aug		2,837,753.36	98,639.23	2,936,392.59	28,921.76	0.00	0.00	0.00	62,246.64
(58) Sept		2,837,753.36	104,128.03	2,941,881.39	27,988.80	22,500.00	22,500.00	0.00	62,246.64
(59) Oct		2,837,753.36	133,049.79	2,970,803.15	28,921.76	0.00	0.00	0.00	62,246.64
(60) Nov		2,837,753.36	161,038.59	2,998,791.95	27,988.80	0.00	0.00	0.00	62,246.64
(61) Dec		2,837,753.36	189,960.35	3,027,713.71	28,921.76	0.00	0.00	0.00	62,246.64
(62) Jan	1991	2,837,753.36	218,882.11	3,056,635.47	28,921.76	0.00	0.00	0.00	62,246.64
(63) Feb		2,837,753.36	216,504.99	3,054,258.35	26,122.88	28,500.00	28,500.00	0.00	62,246.64
(64) Mar		2,837,753.36	245,426.75	3,083,180.11	28,921.76	0.00	0.00	0.00	62,246.64
(65) Apr		2,837,753.36	244,915.55	3,082,668.91	27,988.80	28,500.00	28,500.00	0.00	62,246.64
(66) May		2,837,753.36	245,337.31	3,083,090.67	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(67) Jun		2,837,753.36	273,326.11	3,111,079.47	27,988.80	0.00	0.00	0.00	62,246.64
(68) Jul		2,837,753.36	302,247.87	3,140,001.23	28,921.76	0.00	0.00	0.00	62,246.64
				ROBINSON BRIDGE NOTE					8/27/200412:47 PM

		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)

			Total	Total	12.0%				Cumulative
			Interest	Principal plus	Current Month		Payment Application		Principal
		Principal	Due	Interest Due	Interest	Payment	Interest	Principal	Reductions
(69) Aug		2,837,753.36	331,169.63	3,168,922.99	28,921.76	0.00	0.00	0.00	62,246.64
(70) Sept		2,837,753.36	330,658.43	3,168,411.79	27,988.80	28,500.00	28,500.00	0.00	62,246.64
(71) Oct		2,837,753.36	331,080.19	3,168,833.55	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(72) Nov		2,837,753.36	359,068.99	3,196,822.35	27,988.80	0.00	0.00	0.00	62,246.64
(73) Dec		2,837,753.36	359,490.75	3,197,244.11	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(74) Jan	1992	2,837,753.36	375,825.49	3,213,578.85	28,842.74	12,508.00	12,508.00	0.00	62,246.64
(75) Feb		2,837,753.36	345,807.41	3,183,560.77	26,981.92	57,000.00	57,000.00	0.00	62,246.64
(76) Mar		2,837,753.36	346,650.15	3,184,403.51	28,842.74	28,000.00	28,000.00	0.00	62,246.64
(77) Apr		2,837,753.36	374,562.48	3,212,315.84	27,912.33	0.00	0.00	0.00	62,246.64
(78) May		2,837,753.36	346,405.22	3,184,158.58	28,842.74	57,000.00	57,000.00	0.00	62,246.64
(79) Jun		2,837,753.36	374,317.55	3,212,070.91	27,912.33	0.00	0.00	0.00	62,246.64
(80) Jul		2,837,753.36	346,160.29	3,183,913.65	28,842.74	57,000.00	57,000.00	0.00	62,246.64
(81) Aug		2,837,753.36	375,003.03	3,212,756.39	28,842.74	0.00	0.00	0.00	62,246.64
(82) Sept		2,837,753.36	317,415.36	3,155,168.72	27,912.33	85,500.00	85,500.00	0.00	62,246.64
(83) Oct		2,837,753.36	346,258.10	3,184,011.46	28,842.74	0.00	0.00	0.00	62,246.64
(84) Nov		2,837,753.36	317,170.43	3,154,923.79	27,912.33	57,000.00	57,000.00	0.00	62,246.64
(85) Dec		2,837,753.36	346,013.17	3,183,766.53	28,842.74	0.00	0.00	0.00	62,246.64
(86) Jan	1993	2,837,753.36	374,934.93	3,212,688.29	28,921.76	0.00	0.00	0.00	62,246.64
(87) Feb		2,837,753.36	306,618.81	3,144,372.17	26,122.88	94,439.00	94,439.00	0.00	62,246.64
(88) Mar		2,837,753.36	335,540.57	3,173,293.93	28,921.76	0.00	0.00	0.00	62,246.64
(89) Apr		2,837,753.36	335,029.37	3,172,782.73	27,988.80	28,500.00	28,500.00	0.00	62,246.64
(90) May		2,837,753.36	363,951.13	3,201,704.49	28,921.76	0.00	0.00	0.00	62,246.64
(91) Jun		2,837,753.36	391,939.93	3,229,693.29	27,988.80	0.00	0.00	0.00	62,246.64
(92) Jul		2,837,753.36	377,861.69	3,215,615.05	28,921.76	43,000.00	43,000.00	0.00	62,246.64
(93) Aug		2,837,753.36	406,783.45	3,244,536.81	28,921.76	0.00	0.00	0.00	62,246.64
(94) Sept		2,837,753.36	406,272.25	3,244,025.61	27,988.80	28,500.00	28,500.00	0.00	62,246.64
(95) Oct		2,837,753.36	406,694.01	3,244,447.37	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(96) Nov		2,837,753.36	434,682.81	3,272,436.17	27,988.80	0.00	0.00	0.00	62,246.64
(97) Dec		2,837,753.36	463,604.57	3,301,357.93	28,921.76	0.00	0.00	0.00	62,246.64
(98) Jan	1994	2,837,753.36	492,526.33	3,330,279.69	28,921.76	0.00	0.00	0.00	62,246.64
(99) Feb		2,837,753.36	368,914.21	3,206,667.57	26,122.88	149,735.00	149,735.00	0.00	62,246.64
(100) Mar		2,837,753.36	397,835.97	3,235,589.33	28,921.76	0.00	0.00	0.00	62,246.64
(101) Apr		2,837,753.36	425,824.77	3,263,578.13	27,988.80	0.00	0.00	0.00	62,246.64
(102) May		2,837,753.36	369,246.53	3,206,999.89	28,921.76	85,500.00	85,500.00	0.00	62,246.64
(103) Jun		2,837,753.36	397,235.33	3,234,988.69	27,988.80	0.00	0.00	0.00	62,246.64
(104) Jul		2,837,753.36	426,157.09	3,263,910.45	28,921.76	0.00	0.00	0.00	62,246.64
(105) Aug		2,837,753.36	369,578.85	3,207,332.21	28,921.76	85,500.00	85,500.00	0.00	62,246.64
(106) Sept		2,837,753.36	397,567.65	3,235,321.01	27,988.80	0.00	0.00	0.00	62,246.64
(107) Oct		2,837,753.36	397,989.41	3,235,742.77	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(108) Nov		2,837,753.36	425,978.21	3,263,731.57	27,988.80	0.00	0.00	0.00	62,246.64
(109) Dec		2,837,753.36	454,899.97	3,292,653.33	28,921.76	0.00	0.00	0.00	62,246.64
(110) Jan	1995	2,837,753.36	368,895.73	3,206,649.09	28,921.76	114,926.00	114,926.00	0.00	62,246.64
(111) Feb		2,837,753.36	395,018.61	3,232,771.97	26,122.88	0.00	0.00	0.00	62,246.64
(112) Mar		2,837,753.36	423,940.37	3,261,693.73	28,921.76	0.00	0.00	0.00	62,246.64
(113) Apr		2,837,753.36	394,929.17	3,232,682.53	27,988.80	57,000.00	57,000.00	0.00	62,246.64
(114) May		2,837,753.36	395,350.93	3,233,104.29	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(115) June		2,837,753.36	394,839.73	3,232,593.09	27,988.80	28,500.00	28,500.00	0.00	62,246.64
(116) Jul		2,837,753.36	395,261.49	3,233,014.85	28,921.76	28,500.00	28,500.00	0.00	62,246.64
(117) Aug		2,837,753.36	424,183.25	3,261,936.61	28,921.76	0.00	0.00	0.00	62,246.64
(118) Sept		2,837,753.36	452,172.05	3,289,925.41	27,988.80	0.00	0.00	0.00	62,246.64
(119) Oct		2,837,753.36	481,093.81	3,318,847.17	28,921.76	0.00	0.00	0.00	62,246.64
(120) Nov		2,837,753.36	509,082.61	3,346,835.97	27,988.80	0.00	0.00	0.00	62,246.64
(121) Dec		2,837,753.36	538,004.37	3,375,757.73	28,921.76	0.00	0.00	0.00	62,246.64
(122) Jan	1996	2,837,753.36	566,847.11	3,404,600.47	28,842.74	0.00	0.00	0.00	62,246.64
(123) Feb		2,837,753.36	593,829.03	3,431,582.39	26,981.92	0.00	0.00	0.00	62,246.64
(124) Mar		2,837,753.36	622,671.77	3,460,425.13	28,842.74	0.00	0.00	0.00	62,246.64
(125) Apr		2,837,753.36	650,584.10	3,488,337.46	27,912.33	0.00	0.00	0.00	62,246.64
(126) May		2,837,753.36	679,426.84	3,517,180.20	28,842.74	0.00	0.00	0.00	62,246.64
(127) June		2,837,753.36	707,339.17	3,545,092.53	27,912.33	0.00	0.00	0.00	62,246.64
(128) Jul		2,837,753.36	736,181.91	3,573,935.27	28,842.74	0.00	0.00	0.00	62,246.64
(129) Aug		2,837,753.36	765,024.65	3,602,778.01	28,842.74	0.00	0.00	0.00	62,246.64
(130) Sept		2,837,753.36	792,936.98	3,630,690.34	27,912.33	0.00	0.00	0.00	62,246.64
(131) Oct		2,837,753.36	821,779.72	3,659,533.08	28,842.74	0.00	0.00	0.00	62,246.64
(132) Nov		2,837,753.36	849,692.05	3,687,445.41	27,912.33	0.00	0.00	0.00	62,246.64
(133) Dec		2,837,753.36	878,534.79	3,716,288.15	28,842.74	0.00	0.00	0.00	62,246.64
(134) Jan	1997	2,837,753.36	907,456.55	3,745,209.91	28,921.76	0.00	0.00	0.00	62,246.64
(135) Feb		2,837,753.36	933,579.43	3,771,332.79	26,122.88	0.00	0.00	0.00	62,246.64
(136) Mar		2,837,753.36	962,501.19	3,800,254.55	28,921.76	0.00	0.00	0.00	62,246.64
(137) Apr		2,837,753.36	990,489.99	3,828,243.35	27,988.80	0.00	0.00	0.00	62,246.64

				ROBINSON BRIDGE NOTE					8/27/200412:47 PM

		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)

			Total	Total	12.0%				Cumulative
			Interest	Principal plus	Current Month		Payment Application		Principal
		Principal	Due	Interest Due	Interest	Payment	Interest	Principal	Reductions
(138) May		2,837,753.36	1,019,411.75	3,857,165.11	28,921.76	0.00	0.00	0.00	62,246.64
(139) June		2,837,753.36	1,047,400.55	3,885,153.91	27,988.80	0.00	0.00	0.00	62,246.64
(140) Jul		2,837,753.36	1,076,322.31	3,914,075.67	28,921.76	0.00	0.00	0.00	62,246.64
(141) Aug		2,837,753.36	1,105,244.07	3,942,997.43	28,921.76	0.00	0.00	0.00	62,246.64
(142) Sept		2,837,753.36	1,133,232.87	3,970,986.23	27,988.80	0.00	0.00	0.00	62,246.64
(143) Oct		2,837,753.36	1,162,154.63	3,999,907.99	28,921.76	0.00	0.00	0.00	62,246.64
(144) Nov		2,837,753.36	1,190,143.43	4,027,896.79	27,988.80	0.00	0.00	0.00	62,246.64
(145) Dec		2,837,753.36	1,219,065.19	4,056,818.55	28,921.76	0.00	0.00	0.00	62,246.64
(146) Jan	1998	2,837,753.36	1,247,986.95	4,085,740.31	28,921.76	0.00	0.00	0.00	62,246.64
(147) Feb		2,837,753.36	1,274,109.83	4,111,863.19	26,122.88	0.00	0.00	0.00	62,246.64
(148) Mar		2,837,753.36	1,303,031.59	4,140,784.95	28,921.76	0.00	0.00	0.00	62,246.64
(149) Apr		2,837,753.36	1,331,020.39	4,168,773.75	27,988.80	0.00	0.00	0.00	62,246.64
(150) May		2,837,753.36	1,359,942.15	4,197,695.51	28,921.76	0.00	0.00	0.00	62,246.64
(151) June		2,837,753.36	1,387,930.95	4,225,684.31	27,988.80	0.00	0.00	0.00	62,246.64
(152) Jul		2,837,753.36	1,416,852.71	4,254,606.07	28,921.76	0.00	0.00	0.00	62,246.64
(153) Aug		2,837,753.36	1,445,774.47	4,283,527.83	28,921.76	0.00	0.00	0.00	62,246.64
(154) Sept		2,837,753.36	1,473,763.27	4,311,516.63	27,988.80	0.00	0.00	0.00	62,246.64
(155) Oct		2,837,753.36	1,502,685.03	4,340,438.39	28,921.76	0.00	0.00	0.00	62,246.64
(156) Nov		2,837,753.36	1,530,673.83	4,368,427.19	27,988.80	0.00	0.00	0.00	62,246.64
(157) Dec		2,837,753.36	1,559,595.59	4,397,348.95	28,921.76	0.00	0.00	0.00	62,246.64
(158) Jan	1999	2,837,753.36	1,588,517.35	4,426,270.71	28,921.76	0.00	0.00	0.00	62,246.64
(159) Feb		2,837,753.36	1,614,640.23	4,452,393.59	26,122.88	0.00	0.00	0.00	62,246.64

SETTLEMENT

(160) Feb		2,840,500.00	1,617,082.00	4,457,582.00
(161) Mar		2,840,500.00	0.00	2,840,500.00	28,405.00	1,645,487.00	1,645,487.00	0.00	0.00
(162) Apr		2,840,500.00	0.00	2,840,500.00	28,405.00	28,405.00	28,405.00	0.00	0.00
(163) May		2,840,500.00	0.00	2,840,500.00	28,405.00	28,405.00	28,405.00	0.00	0.00
(164) June		2,657,185.00	0.00	2,657,185.00	28,405.00	211,720.00	28,405.00	183,315.00	183,315.00
(165) Jul		2,629,752.28	0.00	2,629,752.28	26,571.85	54,004.57	26,571.85	27,432.72	210,747.72
(166) Aug		2,602,096.25	0.00	2,602,096.25	26,297.52	53,953.55	26,297.52	27,656.03	238,403.75
(167) Sept		2,574,157.32	0.00	2,574,157.32	26,020.96	53,959.89	26,020.96	27,938.93	266,342.68
(168) Oct		2,545,938.95	0.00	2,545,938.95	25,741.57	53,959.94	25,741.57	28,218.37	294,561.05
(169) Nov		2,517,435.16	0.00	2,517,435.16	25,459.39	53,963.18	25,459.39	28,503.79	323,064.84
(170) Dec		2,488,649.57	0.00	2,488,649.57	25,174.35	53,959.94	25,174.35	28,785.59	351,850.43
(171) Jan	2000	2,458,782.96	0.00	2,458,782.96	24,886.50	54,753.11	24,886.50	29,866.61	381,717.04
(172) Feb		2,429,402.63	0.00	2,429,402.63	24,587.83	53,968.16	24,587.83	29,380.33	411,097.37
(173) Mar		2,393,514.21	0.00	2,393,514.21	24,294.03	60,182.45	24,294.03	35,888.42	446,985.79
(174) Apr		2,357,271.58	0.00	2,357,271.58	23,935.14	60,177.77	23,935.14	36,242.63	483,228.42
(175) May		2,320,674.60	0.00	2,320,674.60	23,572.72	60,169.70	23,572.72	36,596.98	519,825.40
(176) June		2,283,550.59	0.00	2,283,550.59	23,206.75	60,330.76	23,206.75	37,124.01	556,949.41
(177) Jul		2,246,059.70	0.00	2,246,059.70	22,835.51	60,326.40	22,835.51	37,490.89	594,440.30
(178) Aug		2,208,216.08	0.00	2,208,216.08	22,460.60	60,304.22	22,460.60	37,843.62	632,283.92
(179) Sept		2,170,022.70	0.00	2,170,022.70	22,082.16	60,275.54	22,082.16	38,193.38	670,477.30
(180) Oct		2,131,400.17	0.00	2,131,400.17	21,700.23	60,322.76	21,700.23	38,622.53	709,099.83
(181) Nov		2,092,416.25	0.00	2,092,416.25	21,314.00	60,297.92	21,314.00	38,983.92	748,083.75
(182) Dec		2,053,049.14	0.00	2,053,049.14	20,924.16	60,291.27	20,924.16	39,367.11	787,450.86
(183) Jan	2001	2,013,281.45	0.00	2,013,281.45	20,530.49	60,298.18	20,530.49	39,767.69	827,218.55
(184) Feb		1,975,869.40	0.00	1,975,869.40	20,132.81	57,544.86	20,132.81	37,412.05	864,630.60
(185) Mar		1,938,084.03	0.00	1,938,084.03	19,758.69	57,544.06	19,758.69	37,785.37	902,415.97
(186) Apr		1,899,920.47	0.00	1,899,920.47	19,380.84	57,544.40	19,380.84	38,163.56	940,579.53
(187) May		1,861,367.46	0.00	1,861,367.46	18,999.20	57,552.21	18,999.20	38,553.01	979,132.54
(188) June		1,822,436.73	0.00	1,822,436.73	18,613.67	57,544.40	18,613.67	38,930.73	1,018,063.27
(189) Jul		1,783,120.09	0.00	1,783,120.09	18,224.37	57,541.01	18,224.37	39,316.64	1,057,379.91
(190) Aug		1,743,401.63	0.00	1,743,401.63	17,831.20	57,549.66	17,831.20	39,718.46	1,097,098.37
(191) Sept		1,703,297.05	0.00	1,703,297.05	17,434.02	57,538.60	17,434.02	40,104.58	1,137,202.95
(192) Oct		1,662,786.99	0.00	1,662,786.99	17,032.97	57,543.03	17,032.97	40,510.06	1,177,713.01
(193) Nov		1,622,064.98	0.00	1,622,064.98	16,627.87	57,349.88	16,627.87	40,722.01	1,218,435.02
(194) Dec		1,580,752.05	0.00	1,580,752.05	16,220.65	57,533.58	16,220.65	41,312.93	1,259,747.95
(195) Jan	2002	1,580,752.05	15,807.52	1,596,559.57	15,807.52	0.00	0.00	0.00	1,259,747.95
(196) Feb		1,580,752.05	31,615.04	1,612,367.09	15,807.52	0.00	0.00	0.00	1,259,747.95
(197) Mar		1,580,752.05	47,422.56	1,628,174.61	15,807.52	0.00	0.00	0.00	1,259,747.95
(198) Apr		1,580,752.05	63,230.08	1,643,982.13	15,807.52	0.00	0.00	0.00	1,259,747.95
(199) May		1,580,752.05	79,037.60	1,659,789.65	15,807.52	0.00	0.00	0.00	1,259,747.95
(200) June		1,580,752.05	94,845.12	1,675,597.17	15,807.52	0.00	0.00	0.00	1,259,747.95
(201) Jul		1,580,752.05	110,652.64	1,691,404.69	15,807.52	0.00	0.00	0.00	1,259,747.95
(202) Aug		1,308,289.96	0.00	1,308,289.96	15,807.52	398,922.25	126,460.16	272,462.09	1,532,210.04
(203) Sept		1,264,648.05	0.00	1,264,648.05	13,082.90	56,724.81	13,082.90	43,641.91	1,575,851.95

				ROBINSON BRIDGE NOTE					8/27/200412:47 PM

		(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)

			Total	Total	12.0%				Cumulative
			Interest	Principal plus	Current Month		Payment Application		Principal
		Principal	Due	Interest Due	Interest	Payment	Interest	Principal	Reductions
(204) Oct		1,219,774.34	0.00	1,219,774.34	12,646.48	57,520.19	12,646.48	44,873.71	1,620,725.66
(205) Nov		1,172,982.15	0.00	1,172,982.15	12,197.74	58,989.93	12,197.74	46,792.19	1,667,517.85
(206) Dec		1,127,211.97	0.00	1,127,211.97	11,729.82	57,500.00	11,729.82	45,770.18	1,713,288.03
(207) Jan	2003	1,080,984.09	0.00	1,080,984.09	11,272.12	57,500.00	11,272.12	46,227.88	1,759,515.91
(208) Feb		1,034,293.93	0.00	1,034,293.93	10,809.84	57,500.00	10,809.84	46,690.16	1,806,206.07
(209) Mar		986,991.87	0.00	986,991.87	10,342.94	57,645.00	10,342.94	47,302.06	1,853,508.13
(210) Apr		939,302.79	0.00	939,302.79	9,869.92	57,559.00	9,869.92	47,689.08	1,901,197.21
(211) May		891,176.82	0.00	891,176.82	9,393.03	57,519.00	9,393.03	48,125.97	1,949,323.18
(212) June		842,554.59	0.00	842,554.59	8,911.77	57,534.00	8,911.77	48,622.23	1,997,945.41
(213) Jul		793,445.14	0.00	793,445.14	8,425.55	57,535.00	8,425.55	49,109.45	2,047,054.86
(214) Aug		743,847.59	0.00	743,847.59	7,934.45	57,532.00	7,934.45	49,597.55	2,096,652.41
(215) Sept		693,746.07	0.00	693,746.07	7,438.48	57,540.00	7,438.48	50,101.52	2,146,753.93
(216) Oct		643,137.53	0.00	643,137.53	6,937.46	57,546.00	6,937.46	50,608.54	2,197,362.47
(217) Nov		592,048.95	0.00	592,048.95	6,431.38	57,519.96	6,431.38	51,088.58	2,248,451.05
(218) Dec		540,422.65	0.00	540,422.65	5,920.49	57,546.79	5,920.49	51,626.30	2,300,077.35
(219) Jan	2004	488,285.02	0.00	488,285.02	5,404.23	57,541.86	5,404.23	52,137.63	2,352,214.98
(220) Feb		435,632.11	0.00	435,632.11	4,882.85	57,535.76	4,882.85	52,652.91	2,404,867.89
(221) Mar		382,446.17	0.00	382,446.17	4,356.32	57,542.26	4,356.32	53,185.94	2,458,053.83
(222) Apr		328,734.84	0.00	328,734.84	3,824.46	57,535.79	3,824.46	53,711.33	2,511,765.16
(223) May		274,492.91	0.00	274,492.91	3,287.35	57,529.28	3,287.35	54,241.93	2,566,007.09
(224) June		219,696.49	0.00	219,696.49	2,744.93	57,541.35	2,744.93	54,796.42	2,620,803.51
(225) Jul		164,362.15	0.00	164,362.15	2,196.96	57,531.30	2,196.96	55,334.34	2,676,137.85
(226) Aug		108,011.38	0.00	108,011.38	1,643.62	57,994.39	1,643.62	56,350.77	2,732,488.62
(227) Sept		108,011.38	1,080.11	109,091.49	1,080.11	0.00	0.00	0.00	2,732,488.62
(228) Oct		108,011.38	2,160.22	110,171.60	1,080.11	0.00	0.00	0.00	2,732,488.62

SCHEDULE 12.26A

Chi-Chi's, Inc.
C-C Restaurant, LTD-9 Non Recourse Promissory Note

		Ending Principal and Interest

		2003	2004	2005
	Property	(Jan. 1 2004)	(Jan. 1 2005)	(Jan. 1 2006)

1	Unit 72 Peoria	$1,541,039	$1,756,784	$2,002,734
2	Unit 73 Independence	1,957,450	2,231,493	2,543,902
3	Unit 74 Pittsburgh	2,159,798	2,462,169	2,806,873
4	Unit 82 Springfield	1,314,196	1,498,184	1,707,930
5	Unit 85 Wilmington	2,156,603	2,458,527	2,802,721
6	Unit 89 Florence	1,490,984	1,699,722	1,937,683
7	Unit 92 Charlottesville	1,318,456	1,503,040	1,713,466
8	Unit 93 Muncie	962,750	1,097,535	1,251,190
9	Unit 96 Lansing	1,546,364	1,762,855	2,009,655
10	Unit 98 Lafayette	1,112,913	1,268,721	1,446,342
11	Unit 304 Warren	1,608,133	1,833,272	2,089,930
12	Unit 313 Mentor	1,639,018	1,868,480	2,130,068
13	Unit 319 York	1,321,651	1,506,682	1,717,618
14	Unit 320 Niles	1,214,087	1,384,060	1,577,828
15	Unit 327 Maumee	1,362,121	1,552,818	1,770,212
		$22,705,564	$25,884,343	$29,508,151

Notes:

[a] Ending Principal and Interest reflects (i) accrued interest not paid on any such installment date, such installment dates beginning January 1, 1987, and added to the principal amount of this Note on the first day immediately following such installment date and (ii) principal balance of this Note.

Privileged and Confidential
8/26/2004, 4:26 PM
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